     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996

                                                       REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             BASE TEN SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

          NEW JERSEY                       22-1804206
 (State or other jurisdiction           (I.R.S. employer
              of                      identification no.)
incorporation or organization)

                             ONE ELECTRONICS DRIVE
                               TRENTON, NJ 08619
                                 (609) 586-7010
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                   MYLES M. KRANZLER, BASE TEN SYSTEMS, INC.
                             ONE ELECTRONICS DRIVE
                               TRENTON, NJ 08619
                                 (609) 586-7010
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                            ------------------------

                                 WITH COPIES TO

             JOSEPH LUNIN                            MARK D. WHATLEY
     Pitney, Hardin, Kipp & Szuch           Howard, Rice, Nemerovski, Canady,
           200 Campus Drive                           Falk & Rabkin
            P.O. Box 1945                  Three Embarcadero Center, Suite 700
      Morristown, NJ 07962-1945                  San Francisco, CA 94111

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED
                                                              PROPOSED          MAXIMUM
             TITLE OF EACH                   AMOUNT TO         MAXIMUM         AGGREGATE        AMOUNT OF
          CLASS OF SECURITIES                   BE         OFFERING PRICE      OFFERING       REGISTRATION
            TO BE REGISTERED              REGISTERED (1)    PER UNIT (2)       PRICE (2)           FEE
Class A Common Stock, $1.00 par value
 per share..............................     2,300,000         $12.31         $28,318,750        $9,765

(1) Includes 300,000 shares of Common Stock to cover the 30-day over-allotment option granted by the Registrant to the Underwriter.

(2) Pursuant to Rule 457(f), the proposed maximum offering price is based on the average of the high and low sales prices of the Common Stock, as reported by the Nasdaq National Market on June 17, 1996.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF
                                 REGULATION S-K

       1.  Forepart of the Registration Statement and  Forepart of the Registration Statement;
            Outside Front Cover of Prospectus           Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages   Inside Front Cover Page; Available
            of Prospectus                               Information; Outside Back Cover Page

       3.  Summary Information, Risk Factors and       Prospectus Summary; Risk Factors
            Ratio of Earnings to Fixed Charges

       4.  Use of Proceeds                             Capitalization, Use of Proceeds

       5.  Determination of Offering Price             Outside Front Cover Page; Underwriting

       6.  Dilution                                    Not applicable

       7.  Selling Security Holders                    Not applicable

       8.  Plan of Distribution                        Outside Front Cover Page of the
                                                        Prospectus; Prospectus Summary;
                                                        Underwriting

       9.  Description of Securities to be Registered  Outside Front Cover Page of Prospectus;
                                                        Prospectus Summary; Description of
                                                        Capital Stock

      10.  Interests of Named Experts and Counsel      Not applicable

      11.  Material Changes                            Not applicable

      12.  Incorporation of Certain Information by     Incorporation of Certain Information by
            Reference                                   Reference

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1996

PROSPECTUS

                                2,000,000 SHARES

                             BASE TEN SYSTEMS, INC.

                              CLASS A COMMON STOCK
                               ------------------

    All of the shares of Class A Common Stock ("Common Stock") offered hereby are being offered by Base Ten Systems, Inc. (the "Company"). On June 17, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $12 7/16. See "Price Range of Common Stock and Dividends." The Common Stock is traded under the Nasdaq National Market symbol "BASEA."

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION,  NOR  HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS
       PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A  CRIMINAL
                                    OFFENSE.

                                                             UNDERWRITING
                                                PRICE        DISCOUNTS AND     PROCEEDS TO
                                              TO PUBLIC     COMMISSIONS (1)    COMPANY (2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) The Company has agreed to (i) reimburse the Underwriter for accountable costs and expenses up to $50,000, (ii) grant warrants to the Underwriter to purchase up to 115,000 shares of Common Stock at 120% of the per share Price to Public and (iii) indemnify the Underwriter against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $1,300,000 payable by the Company, including certain consulting fees payable to two directors of the Company. See "Certain Transactions."

(3) The Company has granted to the Underwriter a 30-day option to purchase up to an additional 300,000 shares of Common Stock on the same terms as set forth above to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be  $      ,  $      and  $       ,
    respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the Underwriter, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, delivery to and acceptance by the Underwriter and certain other conditions. It is expected that the Common Stock offered hereby will be delivered in New York,
New York on or about        , 1996.
                            ------------------------

                         PACIFIC GROWTH EQUITIES, INC.

                THE DATE OF THIS PROSPECTUS IS            , 1996

                            ------------------------

                           FORWARD LOOKING STATEMENTS

    THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS CONCERNING, AMONG OTHER THINGS, FUTURE RESULTS OF OPERATIONS, SHIPMENTS AND DELIVERIES, TRENDS, CASH FLOWS, MARKETS, PROGRAMS, AND PRODUCTS ARE PROJECTIONS AND ARE NECESSARILY SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. ACTUAL OUTCOMES ARE DEPENDENT UPON THE COMPANY'S SUCCESSFUL PERFORMANCE OF INTERNAL PLANS, GOVERNMENT CUSTOMERS' BUDGETARY RESTRAINTS, SUCCESSFUL DEVELOPMENT AND MARKET ACCEPTANCE OF THE COMPANY'S PHARMASYST PRODUCTS, CHANGES IN CUSTOMERS' PLANS, DOMESTIC AND INTERNATIONAL COMPETITION IN DEFENSE-RELATED AND COMMERCIAL PRODUCT MARKETS, PRODUCT PERFORMANCE AND ACCEPTANCE, DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS, GOVERNMENT IMPORT AND EXPORT POLICIES, TERMINATION OF GOVERNMENT CONTRACTS, POLITICAL PROCESSES, LEGAL, FINANCIAL AND GOVERNMENTAL RISKS RELATED TO INTERNATIONAL TRANSACTIONS AND GLOBAL NEEDS FOR MILITARY AND AIRCRAFT AND ELECTRONIC SYSTEMS, AS WELL AS OTHER ECONOMIC, POLITICAL AND TECHNOLOGICAL RISKS AND UNCERTAINTIES. SEE "RISK FACTORS."
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. STABILIZING TRANSACTIONS MAY BE EFFECTED IN THE OVER THE COUNTER MARKET OR OTHERWISE. STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER AND CERTAIN SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."
                            ------------------------

    PHARMASYST-Registered Trademark- is a registered trademark of the Company. PHARM2, uPACS, PRENVAL and MED-DOS are trademarks of the Company. This prospectus also includes tradenames and trademarks of other companies.

                                TWO PAGE PULLOUT

                                PICTURE DIAGRAM

                         EXAMPLE OF PHARMASYST WORKFLOW

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONNECTION WITH AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION. REFERENCES TO THE COMPANY INCLUDE BASE TEN SYSTEMS, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES. FOR A DISCUSSION OF CERTAIN RISK FACTORS AFFECTING THE COMPANY AND THE COMMON STOCK, SEE "RISK FACTORS."

                                  THE COMPANY

    Base Ten Systems, Inc. (the "Company") designs, develops, manufactures and markets complex, precision electronic systems for the defense industry and comprehensive software solutions for the pharmaceutical industry. The Company's products are used in safety critical applications requiring consistent, highly reliable outcomes where any out-of-specification event could have a catastrophic result. The Company developed a core competency in safety critical applications from its historical focus on designing electronic systems used primarily in weapons management systems for military aircraft. The Company has applied this expertise to develop PHARMASYST, a computerized manufacturing execution system ("MES") used to automate, monitor, control and document highly regulated manufacturing processes.

    PHARMASYST operates on a PC-based system in an open client/server environment and can be readily integrated with industry standard server database engines. PHARMASYST is designed and marketed as a standard application, not a custom solution or toolkit, for implementation into a customer's existing manufacturing facility. PHARMASYST acts as an electronic monitor ensuring that the production process complies with a predefined set of specifications in order to produce a consistent product. The Company believes that PHARMASYST is the only commercially available PC-based standardized MES solution.

    The Company believes that PHARMASYST is applicable to the highly regulated pharmaceutical manufacturing industry. The production of pharmaceuticals is subject to the FDA's cGMP guidelines, which require that the production process consistently execute the methodology previously submitted to the FDA by the manufacturer along with verification of the clinical viability of its product. PHARMASYST supports the manufacturer's verification of a compliant production process in a manner which the Company believes is acceptable to the FDA.

    PHARMASYST provides four manufacturing applications, consisting of dispensing, electronic batch recording, inventory control, and document management, which collectively encompass a production process. The Company is currently developing PHARM2, an MES product integrating all of the PHARMASYST applications. PHARM2 will integrate the four applications into a customer's manufacturing environment, with only the purchased applications activated. The Company believes this installation approach provides the customer with easy access to additional applications and positions the Company as the preferred solution provider. The Company expects to complete development of the initial version of PHARM2 in the fourth quarter of 1996. Currently, the Company is installing PHARMASYST applications in facilities of Abbott Hospital Products Division, Bayer Inc., Instrument Laboratories, and Pfizer Inc. International Pharmaceuticals Group and has received orders for PHARM2 from nine pharmaceutical manufacturers for an additional 25 installations.

    The Company is entering into collaborative relationships with computer system integrators and others that can integrate PHARMASYST with the products and services they provide. The Company has established a relationship with
STG-Coopers and Lybrand Consulting AG, Walsh Automation, a Canadian systems integrator, Toyo Engineering Co., a Japanese developer of turnkey manufacturing facilities, Bailey Controls Company, a provider of distributed control systems and Intellution, Inc., a supplier of manufacturing systems for the pharmaceutical industry.

    The Company continues to focus on developing and manufacturing weapons management systems and other defense-related products. Currently, the Company has ongoing development contracts with McDonnell Douglas Helicopter Systems, Daimler-Benz AG, Aerospace, and Northrop Grumman Corporation, among others. Most of these contracts relate to upgrading weapons systems for existing aircraft fleets. In 1996 the Company entered into a program with McDonnell Douglas Helicopter Systems to develop helicopter maintenance data recorders. The Company has also designed secure communications devices used by the United States Navy and the National Security Agency. During fiscal 1995 and the first six months of fiscal 1996, approximately 85.2% and 84.1%, respectively, of the Company's revenues were defense-related. The Company expects that its defense business will continue to remain a significant component of its operations.

    The Company seeks to continually increase the standardization and functionality of PHARM2, develop strategic marketing relationships to improve product distribution, target additional industries that the Company believes would benefit from PHARM2's capabilities, and increase revenues from defense-related business.

                                  THE OFFERING

Common Stock offered..............  2,000,000 shares (Class A Common Stock)

Common Stock outstanding after
 the offering.....................  9,298,112 shares(1)

                                    To fund continuing development of PHARMASYST and PHARM2,
                                    develop a new image archiving system, increase sales and
                                    marketing efforts  and fund  a portion  of the  purchase
                                    price  of its  headquarters and  manufacturing facility.
                                    The balance of  the proceeds  will be  used for  working
                                    capital  and other general  corporate purposes. See "Use
                                    of Proceeds,"  "Business  --  Properties"  and  "Certain
                                    Transactions."
Use of proceeds...................

Nasdaq National Market symbol.....  BASEA

- --------------------------
(1) Excludes (i) the 450,177 shares of Common Stock issuable upon conversion of the 450,177 shares of outstanding Class B Common Stock, (ii) 2,523,227 shares of Common Stock issuable upon exercise of outstanding stock options and warrants and (iii) up to 115,000 shares of Common Stock issuable upon exercise of warrants to be issued to the Underwriter. See "Risk Factors -- Control by Holders of Class B Common Stock," "Management -- Executive Compensation," "Description of Capital Stock" and "Underwriting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             SIX MONTHS ENDED
                                                              YEAR ENDED OCTOBER 31,            APRIL 30,
                                                          -------------------------------  --------------------
                                                            1993       1994       1995       1995       1996
                                                          ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Defense sales.........................................  $  21,829  $  18,698  $  15,597  $   7,734  $   6,280
  Commercial sales......................................         --         --      2,244        187      1,099
  Other.................................................        433        584        466        213         91
                                                          ---------  ---------  ---------  ---------  ---------
Total revenues..........................................     22,262     19,282     18,307      8,134      7,470
Cost of sales...........................................     14,958     12,996     11,813      5,530      5,193
                                                          ---------  ---------  ---------  ---------  ---------
Gross profit............................................      7,304      6,286      6,494      2,604      2,277
Total operating expenses................................      5,839      6,227      7,843      4,097      5,279
Write-off of software development costs.................         --         --         --         --      2,429
                                                          ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations.........................      1,465         59     (1,349)    (1,493)    (5,431)
Net earnings (loss).....................................  $     958  $      35  $    (875) $    (973) $  (5,431)

Net earnings (loss) per share...........................  $    0.18  $    0.03  $   (0.13) $   (0.12) $   (0.70)
Weighted average shares.................................      7,131      7,569      6,926      7,170      7,708

                                                                                          APRIL 30, 1996
                                                                                     -------------------------
                                                                                      ACTUAL    AS ADJUSTED(1)
                                                                                     ---------  --------------
BALANCE SHEET DATA:
Cash and equivalents...............................................................  $   1,994    $   24,144
Working capital....................................................................      9,375        31,525
Total assets.......................................................................     22,934        45,084
Total long-term liabilities........................................................      3,847         3,847
Shareholders' equity...............................................................     15,172        37,322

- --------------------------
(1) Adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby (at an assumed public offering price of $12.50 per share) and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND AN INVESTMENT IN THE COMMON STOCK.

RECURRING LOSSES

    The Company experienced operating losses of $1.3 million in the year ended October 31, 1995 and $5.4 million in the six months ended April 30, 1996. These losses resulted primarily from reductions of defense-related revenues, write-offs and amortization of software development expenditures incurred in prior periods and expenses relating to marketing and sales of commercial products. The Company anticipates incurring an additional loss in the third fiscal quarter of 1996 and could continue to incur losses in subsequent periods. The Company's ability to achieve profitable operations is dependent upon, among other things, successful marketing of its manufacturing execution system products and defense-related design and manufacturing services, cost-effective development and manufacture of defense-related products, and successful competition in the markets in which the Company participates. There can be no assurance that the Company will be able to attain or maintain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's revenues and operating results are subject to significant quarterly fluctuations. If, as a result of such fluctuations, the Company's operating results in a quarter are below the expectations of public market analysts and investors, the price of the Company's Common Stock could be materially and adversely affected. Factors that could cause such fluctuations include the time of revenue recognition; changes in customer capital and resource commitment; changes in product mix; the introduction of new products or product improvements by the Company or its competitors; and changes in operating expenses. The timing of revenues from defense-related programs can be significantly affected by government procurement processes and disruptions due to political and other events over which the Company has no control. The timing of revenues from manufacturing execution systems can be affected by such factors as long sales cycles and delays in customer authorization procedures. In the second quarter of fiscal 1996, the Company determined that its PHARM2 product had recently become standardized. Since most orders for this product did not meet the criteria for long-term contract accounting, the Company determined that it should recognize revenues from product orders on delivery. As a result, revenues from certain orders for PHARM2 that would have been recognized in the second and third quarters of fiscal 1996 had the percentage-of-completion method of revenue recognition been appropriate will not be recognized until a subsequent period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PHARMASYST PRODUCTS

    The Company believes its potential for long-term growth will depend significantly on the success of its PHARMASYST products. The Company has devoted substantial resources to the development of PHARMASYST products, including $3.2 million that was capitalized and will be amortized over four years commencing in fiscal 1995. The Company has delivered only a limited number of PHARMASYST applications. The installation of an MES in a manufacturing facility is a complex process involving integration with existing hardware platforms, operating systems and other existing systems. Once a system is installed, it must undergo testing to ensure it operates and performs as defined and required. The manufacturing process, of which the MES is a component, must undergo further testing for validation in accordance with defined procedures. Currently, none of the Company's installed PHARMASYST system is operating as a primary manufacturing execution system; each requires additional system integration and completion of procedures to "validate" that the system adequately documents compliance with cGMP. The success of PHARMASYST products will depend on the Company's ability to integrate PHARMASYST into existing manufacturing facilities systems and the customer's ability to validate its manufacturing process. The Company's success will also depend on its ability to establish strategic relationships with leading systems integrators and other marketing efforts. There can be no assurance that PHARMASYST will achieve market acceptance. Failure of PHARMASYST to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company is focusing its PHARMASYST-related efforts on developing and marketing PHARM2. However, the development of PHARM2 has not been completed, and the Company is late on several installation contracts, and, with the passage of time, may become late on additional contracts. The Company's customers have the right to cancel contracts in the event the Company fails to perform. Should the Company be unable to complete development of PHARM2, or if existing or future customers cancel outstanding contracts, the Company's business, results of operations and financial condition would be adversely affected. See "Business -- Commercial Products -- PHARMASYST."

DEPENDENCE ON DEFENSE CONTRACTING; CONCENTRATION OF CUSTOMERS

    The Company is highly dependent upon its defense-related business. In fiscal 1995, and in the first six months of fiscal 1996, 85.2% and 84.1%, respectively, of the Company's total revenues was derived from such business. Defense-related contracts are subject to inherent risks relating to governmental procurement processes and political developments, including reductions in defense spending of both the U.S. or foreign governments to which the Company sells, reductions in funds for particular projects, and the ability of government agencies to terminate contracts or funding. Most of the Company's defense-related activities are conducted pursuant to subcontracts with prime defense contractors to government agencies. Profit margins on contracts involving the U.S. government are subject to restrictions. The termination or modification of any project in which the Company participates could have an adverse effect on the Company. A substantial portion of the Company's defense business has been with two customers, Daimler-Benz AG, Aerospace ("DASA") and McDonnell Douglas Helicopter Systems. For the year ended October 31, 1995 and the six months ended April 30, 1996, these two customers collectively accounted for 34.1% and 40.6%, respectively, of the Company's total revenues. Reductions in defense spending, adverse developments in the Company's relationship with one or more significant prime contractors, or loss of one or more significant contracts would have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Defense-Related Products."

LIMITED COMMERCIAL MARKETING EXPERIENCE; RELIANCE ON THIRD-PARTY DISTRIBUTION ASSISTANCE

    The Company has limited experience selling products in commercial markets and intends to rely on an internal sales force and strategic marketing relationships. The Company has a limited number of sales people and is in the process of expanding its sales force. There can be no assurance that the Company will be able to identify and hire additional qualified sales people. The Company also intends to rely substantially on strategic relationships with system integrators and suppliers of manufacturing automation systems and equipment. The Company has entered into a limited number of such relationships. To date, no revenues have been generated from these relationships. Many of these strategic partners have similar relationships with certain competitors of the Company or may offer competing products. There can be no assurance that the Company will be successful in establishing an internal sales force or such relationships, that any of these third parties will not give higher priority to competing products or that any such third parties will be successful in selling the Company's products. See "Business -- Sales and Marketing."

TECHNOLOGICAL OBSOLESCENCE; CHANGING REQUIREMENTS FOR MANUFACTURING EXECUTION SOFTWARE

    The markets in which the Company competes are characterized by rapid technological change. Competitors may develop and market products embodying new technologies that can render the Company's existing products obsolete and unmarketable. The market for manufacturing execution software is subject to changes in customer requirements arising out of, among other things, changes in manufacturing processes, management information systems, manufacturing resource planning systems and regulatory requirements. The Company's ability to market PHARMASYST and any similar future products successfully will depend in part on its ability to update and improve those products to address technological and regulatory developments. Any failure by the Company to anticipate or respond adequately to such developments, or any significant delays in product improvements or introductions could result in a loss of competitiveness and could have a material adverse effect on the Company's business results of operations and financial condition. There can be no assurance that the Company will be successful in developing such improvements. See "Business -- Manufacturing Industry Background" and "-- Research and Development."

COMPETITION

    The markets in which the Company competes are intensely competitive. The Company believes competition in the manufacturing execution software market is likely to increase substantially for a number of reasons. A number of companies offering products for discrete manufacturers have announced plans to introduce products designed for process manufacturers. Some companies that offer host-based systems have begun to offer or have announced plans to introduce client/server-based systems for process manufacturers and to increase the number of hardware platforms on which their software operates. Companies addressing complementary customer needs may develop or acquire technology to compete. Competitors may merge or establish cooperative relationships with each other or with third parties to increase their ability to address the needs of the Company's prospective customers. In the market for defense-related products, the Company competes with many well-established U.S. and foreign manufacturers of weapons control and similar equipment, many of whom offer a broader product line to government customers and who have established extensive relationships with contracting agencies. Many of the Company's competitors are larger and more established and may be able to respond more quickly than the Company to new or emerging technologies, changes in customer requirements, or regulatory changes, or to devote greater resources to developing, promoting and marketing their products than can the Company. Increased competition could result in price reductions, reductions in gross margins and loss of market share, any of which could materially and adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will compete successfully with existing or new competitors or that competitive pressures will not materially and adversely affect the Company's business, results of operations, and financial condition. See "Business -- Competition."

MANAGEMENT OF CHANGING BUSINESS

    The Company has recently experienced significant changes in its business, including increased emphasis on developing, producing, marketing and selling commercial software products. This shift involves the establishment of strategic marketing relationships and the addition of marketing and technological personnel for its commercial software products. These changes have placed and may continue to place a significant strain on the Company's management and operations. If the Company experiences significant growth, it may be required to hire, train and manage additional, qualified personnel in areas in which the Company does not have significant experience and may be required to implement improvements to its operations, financial and management information systems. If the Company is unable to attract and manage such additional personnel or to implement such improvements, its business, results of operations and financial condition could be adversely affected. See "The Company," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business -- Strategy."

PRODUCT DEFECTS; PRODUCT LIABILITY

    The Company's products are designed for use in applications in which errors or failures could have catastrophic results. The Company's defense-related products include weapons control systems intended, among other things, to prevent unintended deployment of weapons and disruption of combat aircraft performance during weapons deployment. Pharmaceutical manufacturing customers will rely on PHARMASYST products for, among other things, quality control and compliance with cGMP and other regulatory requirements. A claim may be made that a defect in a PHARMASYST product failed to prevent defects in pharmaceutical products, which injured consumers. Certain other products of the Company are involved in critical healthcare decision making processes. The Company maintains product liability insurance of $5.0 million for commercial products and $16.0 million for defense-related products, subject to certain deductibles and exclusions. There can be no assurance that the Company's existing insurance would be adequate to cover any claims arising out of alleged defects or that the Company will be able to obtain and maintain adequate insurance coverage in the future.

RELIANCE ON SINGLE SOURCE OF SUPPLY

    The Company's manufacturing operations involve the assembly of final products from components and subassemblies supplied by other manufacturers. The Company relies on single sources of supply for certain components and subassemblies that are manufactured to its specifications. There can be no assurance that the Company would be able to locate acceptable alternative sources of supply on favorable terms or on a timely basis, if any of such single sources were to become unable to support the Company's requirements. The Company could experience production delays and increased costs if any such single sources were to fail to satisfy the Company's requirements and the Company were unable to make acceptable alternative arrangements on a timely basis. Such delays could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Manufacturing."

PROPRIETARY RIGHTS

    The Company attempts to protect its proprietary technology with a combination of copyrights, trademarks, patents, and reliance on trade secret law and contractual arrangements. Existing copyright and trade secret laws afford only limited practical protection and customer access to source codes may increase the possibility of misappropriation or other misuse of the Company's software. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the U.S. There can be no assurance that the Company's precautions will be adequate to prevent others from obtaining information the Company considers proprietary and important to its competitive position or that others will not independently develop similar technologies. While the Company does not believe any of its products infringe the rights of any third parties, there can be no assurance that third parties will not assert claims of infringement against the Company, that any such assertion will not result in costly litigation or require the Company to obtain licenses to intellectual property rights, or that such licenses will be available on reasonable terms, if at all. See "Business -- Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

    The Company believes its success will depend in large part upon its ability to attract and retain highly skilled technical, managerial and sales and marketing personnel, and to retain its personnel with process manufacturing expertise. Competition for such personnel is intense, and the services of qualified personnel are difficult to obtain or replace. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. In particular, the Company has encountered difficulties in hiring sufficient numbers of technical service personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel required to develop, market, service and support its products and conduct its operations successfully. See "Business -- Employees" and "Management
- -- Directors and Executive Officers."

FOREIGN TRADE AND CURRENCY EXCHANGE RELATED RISKS

    A portion of the Company's revenues is derived from foreign customers and is subject to disruption by political and economic conditions abroad. Currency exchange fluctuations could increase the price of the Company's products to foreign customers or decrease the price of competing foreign products to U.S. customers.

DEPENDENCE ON CONTINUATION OF SECURITY CLEARANCES

    The Company relies on the continuance of its security clearances and clearances of certain of its employees from agencies of the United States and NATO member governments for its defense products. Loss of security clearances by the Company or certain key personnel could have an immediate and adverse affect on the Company's business.

DEPENDENCE ON APPROVAL OF PRODUCT EXPORT

    The export of certain technology included in the Company's software products requires advance approval by the Department of Defense. Although the Company has secured the approvals necessary to export its current products, a change in government policy or a change in applicable law could prevent marketing of the Company's products outside of the United States. Similarly, exportation of certain medical devices the Company may develop could require prior FDA clearance. Any failure to obtain required FDA approvals or a change in the law preventing foreign sales could limit the ability of the Company to market its products outside the United States.

CONTROL BY HOLDERS OF CLASS B COMMON STOCK

    Holders of the Company's Class B common stock ("Class B Common Stock"), of which 52.7% on a fully diluted basis is owned by officers and directors of the Company, are entitled to elect 75% of the members of the Company's Board of Directors. In addition, holders of Class B Common Stock are entitled to cast one vote per share of such stock, compared to one-tenth of one vote per share of Common Stock, on all matters submitted to the Company's stockholders other than the election of directors. Prior to this offering, this would entitle holders of Class B Common Stock to 38.1% of the Company's combined voting power on those matters and, following this offering, they will hold to 32.6% of such voting power. Holders of Class B Common Stock will continue to be entitled to elect 75% of the members of the Board. See "Description of Capital Stock."

DISCRETION IN USE OF PROCEEDS

    The Company currently has no specific plans for the use of a significant portion of the net proceeds of this offering and Company management will have broad discretion as to the application of such proceeds. The net proceeds will be available for working capital and general corporate purposes, including potential acquisitions. See "Use of Proceeds."

ABSENCE OF DIVIDENDS

    The Company has not paid dividends on its Common Stock or its Class B Common Stock since 1985 and presently intends to retain any future earnings for reinvestment in its businesses. Accordingly, the Company does not anticipate paying any dividends in the foreseeable future.

                                  THE COMPANY

    The Company was incorporated in the State of New Jersey in 1966. The Company's principal offices are located at One Electronics Drive, Trenton, New Jersey 08619, telephone number (609) 586-7010. The Company has two operating divisions, the Medical Technology Division, which develops, produces and sells commercial products, and the Government Technology Division, which develops, produces and sells defense-related and secure communications products.

    The Company initially developed and manufactured flight test instrumentation for missile, space and fighter aircraft programs for the U.S. and NATO-member governments. In 1976, the Company began to develop and manufacture the Stores Management System ("SMS"), a weapons control system incorporated into the German and Italian versions of the Tornado fighter aircraft. The SMS is used for complex weapons systems in high performance military aircraft. The SMS communicates the status of all on-board weapons systems and allows the operator to select, activate and deploy specific weapons. Since its initial deployment in 1978, the SMS has operated without any reported flight safety deficiencies.

    Weapons control systems used in high-performance fighter aircraft are known as "safety critical." The term "safety critical" generally refers to circumstances and activities in which the consequences of an out-of-specification or unexpected occurrence or event, such as the unintended firing of a weapon, would have catastrophic end results. A safety critical system provides real-time monitoring of individual steps of a process, comparing results to defined operating parameters. If the results of a step fall outside of specified parameters, the system is designed to intervene in order to prevent a catastrophic outcome. Through its development of the SMS and other weapons system, the Company has developed expertise in the design and implementation of technology for safety critical applications.

    The Company applies its safety critical expertise to developing commercial applications for highly regulated industries, such as pharmaceutical manufacturing, and certain medical diagnostic and analytical products. PRENVAL, a software package used to aid in the detection of birth defects, was submitted to the FDA in 1992 and received FDA clearance to be marketed as a database management tool for calculations and reports used in the assessment of prenatal abnormalities. The Company is not now marketing PRENVAL. PRENATA, a software system to aid in risk estimation of fetal abnormalities using multiple markers was developed by Base Ten Systems, Ltd., the Company's United Kingdom subsidiary, and is currently marketed in Europe by Johnson & Johnson Clinical Diagnostic Division ("Johnson & Johnson") in conjunction with its radioimunoassay business. The Company developed PHARMASYST, a management execution system, and uPACS for archiving medical images. The Company has patented concepts for certain "regulatory implementation" software that has not been developed. See "Business -- Commercial Products."

    PHARMASYST represents the most significant commercial application of the Company's safety critical expertise. PHARMASYST is a manufacturing execution system designed to monitor, control and document individual steps in a manufacturing process and to facilitate and document a manufacturer's compliance with cGMP regulations. The Company is installing PHARMASYST products in four sites and has orders for 25 additional installations from nine other customers.

    The Company continues to develop and manufacture weapons management systems and other safety critical defense-related products. Most of the contracts for these products relate to upgrading of weapons systems for existing aircraft fleets. During 1995 and the first six months of 1996, the Company derived approximately 85.2% and 84.1% of total revenues, respectively, from its defense-related business. In April 1996 the Company was selected by McDonnell Douglas Helicopter Systems to develop maintenance data recorders (black boxes) for the U.S. Army's Apache helicopter. The Company expects to derive a significant percentage of its revenues from the sale of defense-related products for the near future.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of Common Stock offered hereby are estimated to be $22.2 million ($25.7 million if the Underwriter's over-allotment option is exercised in full), assuming a public offering price of $12.50 per share, after deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to use approximately $6.0 million for continued development of PHARMASYST and PHARM2, and new versions and upgrades of its manufacturing execution systems; approximately $1.5 million for development of a new image archiving system to be marketed under the uPACS name, and approximately $2.0 million for additional sales, marketing and support activities. In addition, the Company may apply approximately $1.5 million towards the purchase of its Trenton, New Jersey headquarters and manufacturing facility. The balance of the proceeds will be used for general corporate purposes, including working capital, and may be used to acquire complementary businesses, products or technologies. The Company has no present understandings, commitments or agreements for any material acquisitions, nor is it engaged in any negotiations for any such acquisition. No portion of the proceeds has been allocated to any specific acquisition.

    The amounts actually expended for each of the foregoing uses of the net proceeds of this offering may vary significantly depending on numerous factors, including market acceptance of new products, marketing alliances or licensing arrangements that may be developed, and regulatory approval requirements. Pending their application, the net proceeds of this offering will be invested in investment grade, short term, interest bearing securities. The Company's management will have discretion as to the use of a substantial portion of the funds raised in this offering.

                                 CAPITALIZATION

    The following table sets forth as of April 30, 1996, the actual capitalization of the Company and as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed offering price of $12.50 per share and the application of the estimated net proceeds therefrom.

                                                                                          APRIL 30, 1996
                                                                                      -----------------------
                                                                                        ACTUAL    AS ADJUSTED
                                                                                      ----------  -----------
                                                                                       (IN THOUSANDS EXCEPT
                                                                                         FOR SHARES DATA)
Long-term liabilities:
  Capital lease obligations.........................................................  $    3,502   $   3,502
  Other long-term liabilities.......................................................         345         345
                                                                                      ----------  -----------
    Total long-term liabilities.....................................................       3,847       3,847
Shareholders' equity:
  Preferred stock, $1.00 par value; 1,000,000 shares authorized, none issued........          --          --
  Class A Common Stock, $1.00 par value; 22,000,000 shares authorized; 7,298,112
   shares outstanding; and 9,298,112 shares outstanding as adjusted (1).............       7,298       9,298
  Class B Common Stock, $1.00 par value; 2,000,000 shares authorized; 450,177 shares
   outstanding actual and as adjusted...............................................         450         450
  Additional paid-in capital........................................................      24,218      44,368
  Accumulated deficit...............................................................     (16,610)    (16,610)
  Equity adjustment from foreign currency translation...............................        (184)       (184)
                                                                                      ----------  -----------
    Total shareholders' equity......................................................      15,172      37,322
                                                                                      ----------  -----------
Total capitalization................................................................  $   19,019   $  41,169
                                                                                      ----------  -----------
                                                                                      ----------  -----------

- ------------------------------
(1) Excludes (i) 450,177 shares of Common Stock issuable upon conversion of the outstanding Class B Common Stock, (ii) 2,523,227 shares of Common Stock issuable upon exercise of outstanding stock options and warrants and (iii) up to 115,000 shares of Common Stock issuable upon exercise of a warrant to be issued to the Underwriter. See "Risk Factors -- Control by Holders of Class B Common Stock," "Management -- Executive Compensation," "Description of Capital Stock" and "Underwriting."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The Common Stock is quoted on the Nasdaq National Market under the symbol "BASEA," and the Class B Common Stock is quoted in the Nasdaq Small Cap market on its Supplemental List under the symbol "BASEB." The price ranges presented below represent high and low sale prices for each quarter, as reported by the Nasdaq.

                                               CLASS A             CLASS B
                                            COMMON STOCK        COMMON STOCK
                                          -----------------   -----------------
                                           HIGH       LOW      HIGH       LOW
                                          -------   -------   -------   -------
Fiscal Year 1994:
  November 1993 - January 1994..........  $ 9 3/4   $ 7 3/4   $ 9 1/2   $ 7 3/4
  February - April 1994.................    9 1/4     7 1/8     9 1/8     7 1/4
  May - July 1994.......................    9 1/2     6 5/8     9 1/4     6 5/8
  August - October 1994.................    9 5/8     7 3/8     9 1/2     7 1/2
Fiscal Year 1995:
  November 1994 - January 1995..........  $ 8 1/4   $ 6 1/4   $ 8       $ 6 5/8
  February - April 1995.................    9         6 3/4     9 1/8     7 1/2
  May - July 1995.......................   10 1/8     6 3/4    10 3/4     7
  August - October 1995.................   11 5/8     9 1/8    12 3/8    10 1/8
Fiscal Year 1996:
  November 1995 - January 1996..........  $13 1/4   $10 1/8   $12 5/8   $10 1/2
  February - April 1996.................   11 1/8     8 7/8    11 1/4     9 1/2
  May 1 through June 17, 1996...........   13 1/2     9 15/16  14 1/2    11 3/8

    As of May 31, 1996, there were approximately 718 record holders of the Common Stock and 169 record holders of the Class B Common Stock.

    The Company has not paid dividends on its Common Stock or Class B Common Stock since 1985 and presently intends to retain any future earnings for reinvestment in the business. Accordingly, the Company does not anticipate paying any dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of the Board and will be dependent on future earnings, financial condition, capital requirements and other relevant factors. See "Risk Factors -- Absence of Dividends."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables present selected financial data for the Company as of the dates and for the periods indicated. The financial information at and for the fiscal year ended October 31 in each of the five years presented is derived from the audited consolidated financial statements of the Company. The financial information at April 30, 1996, and for the six months ended April 30, 1995 and 1996 is derived from the Company's unaudited financial statements and, in the opinion of the Company, includes all adjustments (consisting only of normal recurring accruals and adjustments) necessary for the fair presentation of the financial information for those periods. The results of operations for the six months ended April 30, 1995 and 1996 are not necessarily indicative of results to be expected for any future period. The financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company for the fiscal years ended October 31, 1993, 1994 and 1995 and for the six months ended April 30, 1995 and 1996, and related Notes, included elsewhere in this Prospectus.

                                                                                                        SIX MONTHS ENDED
                                                              YEAR ENDED OCTOBER 31,                       APRIL 30,
                                              ------------------------------------------------------  --------------------
                                                 1991       1992       1993       1994       1995       1995       1996
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Defense sales.............................  $   26,327  $  18,595  $  21,829  $  18,698  $  15,597  $   7,734  $   6,280
  Commercial sales..........................          --         --         --         --      2,244        187      1,099
  Other.....................................         732        473        433        584        466        213         91
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues..............................      27,059     19,068     22,262     19,282     18,307      8,134      7,470
Cost of sales...............................      21,108     13,693     14,958     12,996     11,813      5,530      5,193
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit................................       5,951      5,375      7,304      6,286      6,494      2,604      2,277
Operating expenses:
  Selling, general and administrative.......      11,415      3,531      5,147      5,131      5,796      3,242      3,895
  Research and development..................       2,637      1,168        403        887        863        386        562
  Amortization..............................          --         --         --         --        630        187        561
  Write-off of software development costs...          --         --         --         --         --         --      2,429
  Restructuring.............................       5,436       (496)        --         --         --         --         --
  Interest..................................         905        477        289        209        554        282        261
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses....................      20,393      4,680      5,839      6,227      7,843      4,097      7,708
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes
 (benefit)..................................     (14,442)       695      1,465         59     (1,349)    (1,493)    (5,431)
Income tax benefit (provision) (1)..........       1,600         --       (507)       (24)       474        520         --
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss).........................  $  (12,842) $     695  $     958  $      35  $    (875) $    (973) $  (5,431)
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ----------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share...............  $    (3.65) $    0.19  $    0.18  $    0.03  $   (0.13) $   (0.12) $   (0.70)
Weighted average shares outstanding:........       3,516      3,697      7,131      7,569      6,926      7,170      7,708

                                                                OCTOBER 31,                        APRIL 30,
                                           -----------------------------------------------------  -----------
                                             1991       1992       1993       1994       1995        1996
                                           ---------  ---------  ---------  ---------  ---------  -----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents.....................  $   2,917  $     736  $   3,803  $   1,868  $   7,221   $   1,994
Working capital..........................      2,602      1,858      6,365      5,860     14,420       9,375
Total assets.............................     20,835     13,054     17,255     17,609     28,005      22,934
Long-term liabilities....................      6,000      4,675      3,212      4,274      3,964       3,847
Total shareholders' equity...............      1,176      1,974      7,957      9,431     20,261      15,172

- --------------------------
(1) For the year ended October 31, 1992 the income tax provision of $198 was offset by the utilization of loss carryforwards.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The Company designs, develops, manufactures and markets complex precision electronic systems for the defense industry and comprehensive software solutions for the pharmaceutical manufacturing industry. The Company's products are used in safety critical applications requiring consistent, highly reliable outcomes where any deviation from the defined outcome could have catastrophic end-results. The Company developed a core competency in safety critical applications from its historical focus, the development of electronic systems used primarily in weapons management systems. The Company is now applying this expertise to develop PHARMASYST, a manufacturing execution system targeted at the pharmaceutical industry. The defense business generated 85.2% and 84.1% of total revenues for the year ended October 31, 1995 and the six months ended April 30, 1996, respectively. The Company expects that the defense business will remain a significant component of operations.

    The Company has generally accounted for substantially all its revenues using the percentage-of-completion method. Under this method, revenues are recognized for each period based upon the portion of a contract completed during such period, with customer invoicing and payments often occurring on a different cycle. As a result, accounts receivable include work that has been completed, but that has not been billed. This approach is applicable for custom development or manufacturing projects. In the second quarter of fiscal 1996, the Company determined that its PHARM2 product had recently become standardized. Since most orders for this product did not meet the criteria for long-term contract accounting, the Company determined that it should recognize revenues from product orders, generally on delivery. As a result, revenues from certain orders for PHARM2 that would have been recognized in the second and third quarters of fiscal 1996 had the percentage-of-completion method of revenue recognition been appropriate will not be recognized until subsequent periods.

    Research and development for defense-related projects is performed under development contracts with prime contractors under which the Company generally receives full or partial funding. Funding under these contracts are accounted for as revenues.

    Software development expenditures are expensed as research and development until a product attains technological feasability. Thereafter, expenditures are capitalized until products attain commercial viability. The Company established technological feasability for PHARMASYST in 1993 and subsequently capitalized $3.2 million in expenditures. In addition, an aggregate of $1.7 million and $1.1 million related to the development of its medical screening software and ultrasound image archiving software, respectively, has been capitalized. Development expenditures for PHARMASYST and other commercial products have consisted primarily of salaries of software engineers and quality assurance staff plus applicable overhead. The amortization period for PHARMASYST is four years.

    In the second quarter of fiscal 1996 the Company conducted its regular quarterly review of the recoverability of its capitalized software costs and determined that neither PRENVAL nor uPACS would achieve sufficient revenues in future periods to justify retention of the related capitalized costs. Accordingly the Company wrote off the $2.4 million balance of such capitalized costs. With respect to PRENVAL, it became apparent to the Company in late February 1996, after a discussion with the licensee, that market acceptance of the product was less than anticipated. Thereafter, in May 1996, the Company determined that the licensee had no current plans to market the product in the U.S. as was originally anticipated by the Company and that, as a result, sales would not exceed the amount necessary to generate royalties in excess of the minimum provided under the license. Effective as of the end of the second quarter of fiscal 1996, management resolved to suspend further development of PRENVAL. However, the Company will provide marketing support for the remainder of the license term. With respect to uPACS, the Company had implemented sales efforts in late 1995 and displayed the product at certain trade shows in Europe. In December 1995, sales were anticipated for early 1996. However, by early April 1996 it became clear that the anticipated sales would not materialize. The

Company concluded that the product, as it existed, would not generate sufficient sales to recover the capitalized costs, and that only a new product with networking, communications and off-line measurement capabilities would be capable of producing acceptable sales volume.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items expressed as a percentage of total revenues.

                                                                        SIX MONTHS ENDED
                                         YEAR ENDED OCTOBER 31,            APRIL 30,
                                     ------------------------------   --------------------
                                       1993       1994       1995       1995        1996
                                     --------   --------   --------   ---------   --------
Revenues:
  Defense sales....................      98.0%      97.0%      85.2%       95.1%      84.1%
  Commercial sales.................        --         --       12.3         2.3       14.7
  Other............................       2.0        3.0        2.5         2.6        1.2
                                     --------   --------   --------   ---------   --------
Total revenues.....................     100.0      100.0      100.0       100.0      100.0
Cost of sales......................      67.2       67.4       64.5        68.0       69.5
                                     --------   --------   --------   ---------   --------
Gross margin.......................      32.8       32.6       35.5        32.0       30.5
Operating expenses:
  Selling, general and
   administrative..................      23.1       26.6       31.7        39.9       52.1
  Research and development.........       1.8        4.6        4.7         4.7        7.5
  Amortization.....................        --         --        3.5         2.3        7.5
  Write-off of software development
   costs...........................        --         --         --          --       32.5
  Interest.........................       1.3        1.1        3.0         3.5        3.5
                                     --------   --------   --------   ---------   --------
Total operating expenses...........      26.2       32.3       42.9        50.4      103.1
                                     --------   --------   --------   ---------   --------
Earnings (loss) before income taxes
 (benefit).........................       6.6        0.3       (7.4)      (18.4)     (72.6)
Income tax benefit (provision).....      (2.3)      (0.1)       2.6         6.4         --
                                     --------   --------   --------   ---------   --------
Net earnings (loss)................       4.3%       0.2%      (4.8)%     (12.0)%    (72.6)%
                                     --------   --------   --------   ---------   --------
                                     --------   --------   --------   ---------   --------

SIX MONTHS ENDED APRIL 30, 1996 AND 1995

    Total revenues decreased by $664,000, or 8.2%, from $8.1 million for the six months ended April 30, 1995 to $7.5 million for the same period in 1996. Revenues from defense operations declined by $1.4 million or 18.2% from $7.7 million for the six months ended April 30, 1995 to $6.3 million for the same period of 1996. Revenues from commercial operations increased by $912,000, or 488%, from $187,000 during the six months ended April 30, 1995 to $1.1 million for the same period in 1996.

    The decline in defense revenues resulted from a reduction of $1.9 million, or 63.3%, in the amount of contract manufacturing business from $3.0 million to $1.1 million. The reduction was partially offset by an increase in revenues from contracts with a single customer amounting to approximately $400,000, or 17.4%, from $2.3 million to $2.7 million.

    The increase in commercial revenues resulted from sales of PHARMASYST products in the six months ended April 30, 1996. Commercial product revenues amounted to 2.3% and 14.7% of total revenues during the six months ended April 30, 1995 and 1996, respectively.

    Cost of sales declined by $337,000, or 6.1%, from $5.5 million in the six months ended April 30, 1995 to $5.2 million in the same period in 1996. The reduction resulted from a decline in total defense sales. Gross margin decreased from 32.0% to 30.5%. The fixed nature of certain expenses, together with a reduction in sales, caused a reduction in gross margin, partially offset by an increased proportion of higher margin PHARMASYST sales in the Company's product mix during 1996.

    Selling, general and administrative expenses increased by approximately $653,000, or 20.1%, from $3.2 million in the six months ended April 30, 1995 to $3.9 million in the same period in 1996 and increased as a percentage of revenues from 39.9% for the six months ended April 30, 1995 to 52.1% for the same period in 1996. The increase consisted of (i) $100,000 in salaries relating to the addition of new sales personnel and $160,000 for salary increases to existing personnel, (ii) $75,000 in advertising and travel relating to the Company's commercial products, (iii) $180,000 in professional fees and
(iv) $138,000 in various other costs.

    Research and development expense increased by $176,000 or 45.6% from $386,000 in the six months ended April 30, 1995 to $562,000 for the same period in 1996 and increased as a percentage of revenues from 4.7% to 7.5%. Capitalization of software development costs increased by approximately $1.0 million or 90.1% from $1.1 million in 1995 to $2.2 million in 1996. The increase consists primarily of an increase of $940,000 relating to the development of PHARMASYST and $270,000 relating to a weapons control project initiated in 1996, partially offset by a decrease of $360,000 relating to the development of PRENVAL. The Company reviews the commercial feasibility of its capitalized assets on a quarterly basis to determine their projected useful life.

    Amortization expense increased by $374,000 or 200.0% from $187,000 in the six months ended 1995 to $561,000 for the same period in 1996. The increase primarily reflects initiation of amortization of capitalized software costs of PHARMASYST products in 1996.

    Interest  expense  decreased  by  $21,000  due  to  the  reduction  of   the
capitalized lease obligation through amortization.

FISCAL 1995 COMPARED TO FISCAL 1994

    Total revenues declined by $975,000, or 5.1%, from $19.3 million in fiscal 1994 to $18.3 million in fiscal 1995. Revenues from defense-related operations declined by $3.1 million, or 16.6%, from $18.7 million to $15.6 million. Revenues from commercial operations were $2.2 million in 1995. There were no commercial revenues in 1994.

    The decline in defense revenues reflects reduced defense budgets in the U.S. and Western Europe and was partially offset by a $2.3 million increase in contract manufacturing revenues related to the commencement of a manufacturing contract. Defense revenues accounted for 97.0% and 85.2% of total revenues during 1994 and 1995, respectively.

    Revenues from commercial operations consisted of royalties generated from sales of PRENATA and $500,000 of initial sales of PHARMASYST. During 1995, the Company licensed certain medical screening technology to Johnson & Johnson Clinical Diagnostic Division for use in its PRENATA medical screening kit and entered into a corresponding five year royalty agreement. Using the percentage-of-completion method, the Company recognized revenues of $1.8 million, representing the aggregate minimum royalty payments due under the agreement. Commercial product revenues accounted for 12.3% of total revenues during 1995.

    Cost of sales declined by approximately $1.2 million, or 9.1%, from $13.0 million in 1994 to $11.8 million in 1995. The decline was attributable to the decline in total revenues. Gross margin increased from 32.6% to 35.5%. This increase is attributable to approximately $2.2 million of sales of relatively high margin PRENATA and PHARMASYST products during 1995.

    Selling, general and administrative expenses increased by approximately $665,000, or 13.0%, from $5.1 million in 1994 to $5.8 million in 1995 and increased as a percentage of revenues from 26.6% to 31.7%. This increase consisted primarily of (i) $450,000 in salaries relating to the addition of new sales personnel, (ii) $115,000 in advertising of commercial products and (iii) $268,000 in travel expenses relating to the addition of new sales people and increased participation in trade shows. The increase was partially offset by a $289,000 decrease in officers' salary expense relating to a cost reduction program implemented in fiscal 1995 and a $230,000 decrease in employee group insurance expenses relating to the adoption of a new plan.

    Research and development expenses declined by $24,000, or 2.7%, from $887,000 in 1994 to $863,000 in 1995 and remained relatively constant as a percentage of revenues. Capitalization of software development costs increased by approximately $1.3 million, or 81.3%, from $1.6 million in

1994 to $2.9 million in 1995. This increase consisted primarily of $570,000, $460,000 and $410,000 in increased capitalization of development costs relating to PHARMASYST, uPACS and a weapons control system, respectively, partially offset by lower development costs related to PRENVAL.

    Interest expense increased by $345,000, or 165.1%, from $209,000 in 1994 to $554,000 in 1995 and increased as a percentage of revenues from 1.1% to 3.0%. The 1994 mortgage interest was replaced in 1995 by capital lease amortization pursuant to the October 1994 sale and leaseback of the Company's principal facility.

FISCAL 1994 COMPARED TO FISCAL 1993

    Total revenues decreased by $3.0 million, or 13.4%, from $22.3 million in fiscal 1993 to $19.3 million in fiscal 1994. The decrease resulted primarily from the decline in the defense-related business, as the Company did not have any revenues from commercial operations during either fiscal 1993 or fiscal 1994.

    Defense-related revenues declined $4.1 million, or 62.3%, from $6.6 million in 1993 to $2.5 million in 1994, resulting from a decline in the Company's contract manufacturing business, partially offset by an increase in revenues from participation in the Tornado aircraft program of $3.1 million, or 79.5%, from $3.9 million in 1993 to $7.0 million in 1994.

    Cost of sales decreased by $2.0 million, or 13.1%, from $15.0 million in 1993 to $13.0 million in 1994. The reduction is principally attributable to the decline in total defense-related sales. Gross margin remained relatively constant.

    Selling, general and administrative expenses remained relatively stable at $5.1 million in fiscal 1993 and 1994, and increased as a percentage of revenues from 23.1% to 26.6%.

    Research and development expenses increased by $484,000 or 120% from $403,000 in 1993 to $887,000 in 1994 and increased as a percentage of revenues from 1.8% to 4.6%. Capitalization of software development costs increased by approximately $1.3 million, from $327,000 in 1993 to $1.6 million in 1994. The increase represents development costs related to PRENVAL and PHARMASYST.

    Interest expense decreased by $80,000 from $289,000 for 1993 to $209,000 for 1994 as a result of reduced borrowings and remained relatively constant as a percentage of revenues.

SELECTED QUARTERLY OPERATING RESULTS

    The following table presents certain unaudited quarterly operating results for the seven fiscal quarters ended April 30, 1996. This information has been prepared on the same basis of the Company's audited financial statements and, in the opinion of the Company, includes all adjustments (consisting only of normal recurring accruals and adjustments) necessary for the fair presentation of the financial information for those periods.

                                                                             QUARTERS ENDED,
                                               ---------------------------------------------------------------------------
                                                OCT. 31   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,   APR. 30,
                                                 1994       1995       1995       1995       1995       1996       1996
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Revenues:
  Defense sales..............................  $   4,094  $   2,702  $   5,032  $   3,627  $   4,236  $   2,716  $   3,564
  Commercial sales...........................         --         48        139      1,242        815        895        204
  Other......................................        216        127         86        132        121         64         27
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues...............................      4,310      2,877      5,257      5,001      5,172      3,675      3,795
Cost of sales................................      2,862      2,344      3,186      3,519      2,764      2,458      2,735
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.................................      1,448        533      2,071      1,482      2,408      1,217      1,060
Operating expenses:
  Selling, general and administrative........      1,290      1,640      1,602      1,127      1,427      1,876      2,019
  Research and development...................        209        207        179        165        312        325        237
  Write-off of software development costs....         --         --         --         --         --         --      2,429
  Amortization...............................         --         47        140        (56)       499        227        334
  Interest...................................         51        143        139        135        137        129        132
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses.....................      1,550      2,037      2,060      1,371      2,375      2,557      5,151
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes
 (benefit)...................................       (102)    (1,504)        11        111         33     (1,340)    (4,091)
Income tax benefit (provision)...............         29        524         (4)       (36)       (10)       470       (470)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)..........................  $     (73) $    (980) $       7  $      75  $      23  $    (870) $  (4,561)
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The Company's revenues and operating results are subject to significant quarterly fluctuations. Factors that could cause such fluctuations include the time of revenue recognition; changes in customer capital and resource commitment; changes in product mix; the introduction of new products or product improvements by the Company or its competitors; and changes in operating expenses. The timing of revenues from defense-related programs can be significantly affected by government procurement processes and disruptions due to political and other events over which the Company has no control. The timing of revenues from manufacturing execution systems can be affected by factors outside the Company's control, including long sales cycles and delays in customer authorization procedures.

LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1995, the Company used $5.9 million of cash in its operations. The use of cash was due primarily to an increase of $2.1 million in accounts receivable, the Company's expenditure of approximately $1.1 million for the development of its PHARMASYST products, an increase of $740,000 in inventories, and the Company's net loss for the period. Of the development expenditures in 1995, $2.9 million was capitalized and is being amortized over four years. The increase in accounts receivable resulted primarily from revenues from the Johnson & Johnson PRENATA contract in excess of the Company's receipt of related guaranteed minimum royalty payments in the period. The increase in inventories resulted primarily from increased manufacturing operations. These amounts were offset somewhat by a $162,000 increase in accounts payable.

    During fiscal 1995, the Company raised approximately $6.9 million from the exercise of Class A Common Purchase Warrants, $4.3 million from the exercise of Series B Rights and $500,000 from the exercise of outstanding options.

    During fiscal 1995, the Company's cash and equivalents increased $5.4 million from $1.9 million at October 31, 1994 to $7.2 million at October 31, 1995, primarily due to $11.7 million of cash generated by financing activities, partially offset by $5.9 million of cash used in operations.

    During the first six months of fiscal 1996, the Company used $4.9 million of cash in operations. The use of cash arose primarily from the Company's net loss for the period, an increase of $1.7 million in accounts receivable, and expenditures of approximately $1.3 million for the development of PHARMASYST. The Company's net loss of $5.4 million for the six months ended April 30, 1996 included noncash expense consisting of a write-off of capitalized software development costs aggregating approximately $2.4 million and additional write-offs of $350,000 relating to other costs and capitalized items, as well as depreciation and amortization expense of $799,000 for the period, including $561,000 in amortization of capitalized software development costs. The increase in accounts receivable resulted primarily from increased sales during the last month of the second fiscal quarter.

    In the six months ended April 30, 1996, the Company's cash equivalents decreased $5.2 million from $7.2 million at October 31, 1995 to $2.0 million at April 30, 1996 due to $4.9 million of cash used in operations and $508,000 of cash used in investing activities, partially offset by $390,000 of cash generated by financing activities.

    The Company believes that the net proceeds from this offering, cash generated by operations and existing capital resources will be sufficient to fund its operations at least through fiscal 1997.

                                    BUSINESS

OVERVIEW

    Base Ten Systems, Inc. (the "Company") designs, develops, manufactures and markets complex, precision electronic systems for the defense industry and comprehensive software solutions for the pharmaceutical industry. The Company's products are used in safety critical applications requiring consistent, highly reliable outcomes where any out-of-specification event could have a catastrophic result. The Company developed a core competency in safety critical applications from its historical focus on designing electronic systems used primarily in weapons management systems for military aircraft. The Company has applied this expertise to develop PHARMASYST, a computerized manufacturing execution system ("MES") used to automate, monitor, control and document highly regulated manufacturing processes.

    PHARMASYST operates on a PC-based system in an open client/server environment and can be readily integrated with industry standard server database engines. PHARMASYST is designed and marketed as a standard application, not a custom solution or toolkit, for implementation into a customer's existing manufacturing facility. PHARMASYST acts as an electronic monitor ensuring that the production process complies with a predefined set of specifications in order to produce a consistent product. The Company believes that PHARMASYST is the only commercially available PC-based standardized MES solution.

    The Company believes that PHARMASYST is applicable to the highly regulated pharmaceutical manufacturing industry. The production of pharmaceuticals is subject to the FDA's cGMP guidelines, which require that the production process consistently execute the methodology previously submitted to the FDA by the manufacturer along with verification of the clinical viability of its product. PHARMASYST supports the manufacturer's verification of a compliant production process in a manner which the Company believes is acceptable to the FDA.

    PHARMASYST provides four manufacturing applications, consisting of dispensing, electronic batch recording, inventory control, and document management, which collectively encompass a production process. The Company is currently developing PHARM2, an MES product integrating all of the PHARMASYST applications. PHARM2 will integrate the four applications into a customer's manufacturing environment, with only the purchased applications activated. The Company believes this installation approach provides the customer with easy access to additional applications and positions the Company as the preferred solution provider. The Company expects to complete development of the initial version PHARM2 in the fourth quarter of 1996. Currently, the Company is installing PHARMASYST applications in facilities of Abbott Hospital Products Division, Bayer Inc., Instrument Laboratories, and Pfizer Inc. International Pharmaceuticals Group and has received orders for PHARM2 from nine pharmaceutical manufacturers for an additional 25 installations.

    The Company is entering into collaborative relationships with computer system integrators and others that can integrate PHARMASYST with the products and services they provide. The Company has established a relationship with
STG-Coopers and Lybrand Consulting AG, Walsh Automation, a Canadian systems integrator, Toyo Engineering Co., a Japanese developer of turnkey manufacturing facilities, Bailey Controls Company, a provider of distributed control systems and Intellution, Inc., a supplier of manufacturing systems for the pharmaceutical industry.

    The Company continues to focus on developing and manufacturing weapons management systems and other defense-related products. Currently, the Company has ongoing development contracts with McDonnell Douglas Helicopter Systems, Daimler-Benz AG, Aerospace, and Northrop Grumman Corporation, among others. Most of these contracts relate to upgrading weapons systems for existing aircraft fleets. In 1996 the Company entered into a program with McDonnell Douglas Helicopter Systems to develop helicopter maintenance data recorders. The Company has also designed secure communications devices used by the United States Navy and the National Security Agency. During fiscal 1995 and the first six months of fiscal 1996, approximately 85.2% and 84.1%, respectively, of the Company's revenues were defense-related. The Company expects that its defense business will continue to remain a significant component of its operations.

MANUFACTURING INDUSTRY BACKGROUND

    Manufacturers can be generally classified as either process manufacturers or discrete manufacturers. Process manufacturers produce bulk solids, liquids or gases, including medicines and consumables, by processing volumes or masses of materials, while discrete manufacturers, such as medical device, appliance and aerospace companies, produce products by assembling individual components. Process manufacturers face the challenge of producing consistent quality batches of products from variable raw materials. Process manufacturers must manage and control numerous complex processes such as chemical reactions, blending, combustion, separation, refining, heating and cooling, as well as different grades of raw materials, multiple units of measure, lots and sublots, shelf life, by-products and co-products, formula-based production, integrated quality control, and lab testing. The documentation and detail involved in such management and control are particularly demanding in certain industries such as pharmaceuticals, cosmetics, food and medical devices, where errors in the production process can lead to significant adverse implications. To manage their processes and information requirements and to improve overall efficiency, process manufacturers implement various computer-based information systems, including manufacturing resource planning ("MRP") systems, supervisory control and data acquisition ("SCADA") systems and manufacturing execution systems ("MES").

    MRP. Manufacturers use MRP information systems to link customer orders, production scheduling and inventory scheduling. MRP systems are designed to minimize raw material inventories, coordinate the timing of deliveries from suppliers to meet production schedules, reduce manufacturing cycle times, minimize finished goods inventories, and maximize the efficiency of warehousing, while providing superior response times to customers. MRP systems are designed to provide information for use in forecasting, production scheduling and financial planning, but do not provide control over the manufacturing process. MRP generally do not focus on details such as production planning, task assignment and execution, incremental material flow, sampling, testing, or record keeping.

    SCADA. Manufacturers use SCADA systems to provide certain types of control over individual steps in a process production facility. SCADA systems are designed to provide real-time control over a continuous production process maintaining specified process production parameters by managing physical elements such as temperature, pressure, time, and viscosity. SCADA systems acquire and interpret data from a variety of control and measurement devices and provide adjustments that can be instrumental in restoring production operations to specification. Current SCADA systems are capable of operating sensors, ovens, mixers, and robotics and are often an integral component in plant design. SCADA systems generally are not designed to define alternative workflows in order to maintain compliance. Generally, SCADA systems do not provide an audit trail.

    MES. Manufacturing execution systems are designed to create uniformity in a production sequence by defining the elements of each production step. MES essentially institute a checklist to be followed, defining the raw material inputs, equipment operating instructions, and procedures to be followed in order to maintain consistency in an end product. Historically, manufacturers have implemented MES using paper forms that follow a batch through the production sequence, requiring signatures to verify procedures were followed according to defined procedures. Paper based systems are generally inadequate in enforcing strict manufacturing procedures, rendering such systems susceptible to human errors, leading to an increased possibility of corrupted batches. The production of certain products effecting health and safety, such as pharmaceuticals and consumer products, require greater production process control to decrease the possibility of a corrupted end product. To obtain greater control and increase efficiency, manufacturers have incorporated custom computer solutions into their MES. These solutions are expensive, time consuming to implement, address only limited procedures and generally do not possess the flexibility for expansion or the addition of new technologies.

    According to the 1995 FDA annual report, the FDA has inspection responsibilities over 106,000 establishments including food, medical device, biological and pharmaceutical manufacturers. Pharmaceutical manufacturers in particular are under increasing pressure to implement a high level of control of their production processes. The FDA has implemented a set of current good manufacturing guidelines ("cGMP") covering the manufacture of pharmaceutical products and medical devices. cGMP require pharmaceutical manufacturers to provide detailed documentation for each production batch, demonstrating adherence to defined parameters under various circumstances. It therefore becomes imperative that pharmaceutical manufacturers implement systems capable of demonstrating compliance to FDA cGMP guidelines.

    The Company believes there is a compelling need for the pharmaceutical industry to implement MES that facilitate the demonstration of compliance with FDA cGMP guidelines. In addition, the Company believes pharmaceutical manufacturers are subject to pressures to improve manufacturing controls, including the expiration of U.S. patents and emergence of competing generic drugs and pricing pressures imposed by large retail organizations and healthcare providers who seek bulk purchases at favorable prices.

THE COMPANY'S MES SOLUTION

    PHARMASYST is a comprehensive MES software solution used to automate, manage, control and document each step in manufacturing processes. PHARMASYST enables the customer to specify the individual steps of the production process. PHARMASYST interfaces with MRP and SCADA systems, information databases and stand-alone production machinery such as scales, blenders and ovens, directing the execution of the production process and continuously monitoring the compliance of each step with the manufacturer's defined specifications. Should PHARMASYST recognize an out-of-specification event, it can adapt to the out-of-specification event by selecting a previously defined and approved alternative procedure in order to allow the process to continue in a compliant manner. If a remedial alternative is not available, PHARMASYST will not authorize commencement of the next production step and can issue a problem notification to supervisory or quality control personnel. In addition, PHARMASYST chronologically tracks and electronically records each input, procedure and output, which provides a powerful tool for the customer to demonstrate ongoing cGMP compliance.

    PHARMASYST's safety critical approach is based on the Company's twenty-year involvement in the development of integrated software and hardware controls of complex, precision electronic weapons control systems deployed on military aircraft. Safety critical systems continuously monitor individual process steps in order to be able intervene to prevent a catastrophic event, such as the unintentional release of a weapon. Similarly, PHARMASYST uses safety critical technology to prevent production of incorrectly formulated product with potentially significant risk implications for both manufacturers and consumers.

STRATEGY

    The Company seeks to be the leading provider of MES software to the pharmaceutical and other selected industries, to increase revenues from its defense-related products, and to develop new products incorporating its safety critical expertise. The key elements of the Company's business strategy include:

    -PROVIDE A STANDARDIZED MES SOLUTION. PHARMASYST is designed to be a more standardized application that can be integrated into existing manufacturing environments; PHARMASYST is not a custom solution or design tool. The Company believes that PHARMASYST applications can be implemented more rapidly and less expensively than alternative MES solutions. Having standardized applications allows the Company to demonstrate the system's capabilities, and to provide definitive installation schedules and pricing quotes. Consequently, the Company believes these factors provide the Company with a competitive marketing advantage.

    -PROVIDE   EASY  ACCESS   TO  ADDITIONAL   FUNCTIONALITY.  The   Company  is
     incorporating all of its PHARMASYST applications into a comprehensive, integrated, and modular product to be marketed as PHARM2. PHARM2 will be installed as a complete system on a customer's network, with only the purchased applications activated. The Company believes this installation strategy provides the customer with easy access to additional applications and positions the Company as a preferred provider of a comprehensive MES solution.

    -DEVELOP STRATEGIC MARKETING RELATIONSHIPS. The Company seeks to enter into collaborative relationships with computer system integrators and others who can incorporate PHARMASYST applications into the services or products they provide. The Company has established relationships with Toyo Engineering Co., a Japanese turnkey developer of manufacturing facilities, STG-Coopers and Lybrand Consulting AG, Walsh Automation, a Canadian manufacturing automation company, Intellution, Inc. a supplier of SCADA systems for the pharmaceutical industry, and Bailey Controls, a supplier of distributed manufacturing control systems.

    -TARGET ADDITIONAL INDUSTRIES. The Company believes that the process design, control and documentation capabilities provided by PHARMASYST applications are applicable to industries characterized by complex production processes, high yield requirements, intense pricing competition and varying degrees of regulatory control. The Company intends to market PHARM2 to manufacturers of chemicals, medical devices, biological medical products, cosmetics and foods.

    -INCREASE  REVENUES   FROM  DEFENSE-RELATED   PRODUCTS.  The   Company   has
     established relationships with key defense contractors that recognize the value of the Company's safety critical design expertise. The Company intends to identify new opportunities and expand existing relationships with major defense industry contractors for programs likely to result in production subcontracts.

COMMERCIAL PRODUCTS

PHARMASYST

    PHARMASYST is a comprehensive MES software solution used to automate, manage, control and document production processes. PHARMASYST interfaces with MRP and SCADA systems, information databases and production machinery such as scales, blenders and ovens, creating a computerized set of workflow instructions and specifications that encompass the entire production process. PHARMASYST performs the following functions:

    - Executes workflow instructions, including recipes and equipment operating instructions

    - Confirms proper execution of procedures

    - Monitors material flow throughout the entire manufacturing process

    - Verifies testing of intermediate and final products and monitors adherence to quality standards

    - Authorizes progression to the next production step if all events were completed to specification, and

    - Provides comprehensive real time documentation for each event.

    PHARMASYST performs real-time analysis on inputs, procedures and outputs of the production process to ensure that each of these components comply with defined specifications. Should an out of specification event occur, PHARMASYST is capable of modifying the current workflow using previously approved alternative methods to adapt to the event and continue the production process in a compliant manner. If an alternative, compliant workflow is unavailable, PHARMASYST will not proceed to the next step of its production sequence and initiates designated notification procedures.

    PHARMASYST provides a standard set of MES applications, not custom systems or system design services. The Company believes that PHARMASYST is the only commercially available PC-based standardized MES solution and can be implemented more rapidly and at a substantially lower cost than alternative solutions. The Company is able to provide customers with a fixed price quotation and specified delivery schedule based upon an extensive evaluation of user requirements. The Company believes such specificity provides a significant advantage over custom MES solutions that have been characterized by long development and installation schedules and unpredicable costs.

    The Company commenced sales of PHARMASYST in fiscal 1995 and is installing applications at facilities operated by Abbott Laboratories Hospital Products Division, Bayer Inc., Instrument Laboratories and Pfizer Inc. International Pharmaceuticals Group. In three of these sites these applications are undergoing tests for system performance and functional operation in an operating environment. The Company has received orders for installations in 25 additional sites from nine pharmaceutical manufacturers including Pfizer Inc. International Pharmaceuticals Group, Minnesota Mining & Manufacturing, Berlex, SmithKline Beecham, Federa and Upjohn/Pharmacia. The Company, in conjunction with each of these customers, is developing a "software requirement specification," which defines detailed customer requirements and how the application will interact with the customer's existing hardware and software. PHARMASYST normally requires only limited customization for incorporation into existing systems. Based upon orders to date, the Company estimates that a typical PHARMASYST site installation costs between $150,000 and $300,000 and requires six to nine months to install.

    The Company is in the process of integrating the PHARMASYST applications into a single MES product, referred to as PHARM2. PHARM2 will be installed and integrated on the customer's network, with only the purchased applications activated for customer use. This allows additional applications to be easily activated upon the customer's request. PHARM2 will also interface with more database engines and operating systems than earlier PHARMASYST applications, providing increased flexibility and limiting the customization required for an installation. The Company began marketing PHARM2 in April 1996 and expects to begin installation in the fourth fiscal quarter of 1996.

    Key features of PHARMASYST and PHARM2 include:

    OPEN CLIENT/SERVER SYSTEM. PHARMASYST and PHARM2 are based on an open client/server system architecture, enabling the use of various operating systems, hardware platforms, and third-party software applications and providing independence from the server and LAN/WAN protocols. This open system allows continued use of existing computing resources and a wide variety of emerging technologies. PHARMASYST operates on PC hardware platforms on Microsoft Windows 3.11, can operate on Microsoft Windows 95, and is being developed to operate on Windows NT.

    EASE OF WORKFLOW DESIGN. Certain PHARMASYST applications include an intelligent forms designer ("IFD") to create computer interpretable operating procedures which control manufacturing processes. The IFD uses a point-and-click, object oriented, menu driven system, to link a series of computer directives which specify performance by the computer and by the operator and monitor and chronologically record adherence to the defined performance. The IFD allows a user to import existing documents from standard word processing programs, to specify recipes, materials requirements, and other aspects of a manufacturing process, eliminating the need for re-entry of existing data. The IFD permits the imposition of specified performance requirements onto the existing documents.

    EXTENSIVE DOCUMENTATION CAPABILITIES. PHARMASYST chronologically tracks and electronically documents events and activities in the production process, at the level of detail specified by the customer. PHARMASYST provides electronic recording, documentation, and archiving of quality control procedures of all ancilliary activities such as equipment calibration, facility equipment maintenance and cleaning, employee qualifications, specified sequence of events, and proper utilization of materials. These capabilities provide a powerful tool for the user to demonstrate cGMP compliance on an ongoing basis.

    DESIGNED TO MEET FDA CRITERIA. The Company's software development methodology is intended to comply with criteria defined in the FDA cGMP guidelines and current industry accepted validation standards. The Company believes that validation of an MES will require that the software is in compliance with the existing industry accepted standards. The Company provides availability to a detailed description of the PHARMASYST architecture, development process, and developed code to facilitate customers' demonstration of its compliant design to the FDA.

    MODULARITY EXPANSION CAPABILITY. PHARMASYST applications are designed to operate independently of each other, providing customers with flexibility to select and purchase those functions they need for a particular facility or production line. This "modular" approach allows a customer to use applications from other vendors, whether currently in use or subsequently installed, and to readily interface them with PHARMASYST. PHARM2 will integrate all the PHARMASYST functions into a single software package, with customers having access to only those functions they purchase. This approach will allow rapid, easy implementation of additional PHARM2 functions. In addition, through the use of Application Programming Interfaces ("APIs") provided with PHARM2, the customer's information technology staff or the customer's third-party integrator can connect PHARMASYST to customer- or integrator-developed, software-driven functions specific to the customer's application, such as cost and efficiency analysis, operator performance, and scheduling requirements.

    The following PHARMASYST applications have been individually purchased and are being installed in certain pharmaceutical manufacturing facilities. PHARM2 will incorporate all of those applications in a single integrated product.

APPLICATION                                                           DESCRIPTION
- ------------------------------------  ----------------------------------------------------------------------------
DISPENSING..........................  Schedules   materials,  equipment,  and  personnel  required  for  preparing ingredients for each batch and implements various weighing strategies.
ELECTRONIC BATCH RECORDING..........  Defines the production  work flow  process and the  information required  to control  and define  that process, controls  the activity  on the production floor by scheduling and assigning work, controls and audits the  performance of  specific production operations. These operations ensure the step-by-step operations defined  are  followed  and  materials  and  equipment  are  used properly.
INVENTORY CONTROL...................  Performs   receiving,  identification,  tracking,  requisitioning,  lot  al-
                                      location and lot review  functions for raw materials,  work in process,  and finished  products. Creates  bar-coded labels  and uses  bar-code readers to track materials as they are received and moved through the facility.
DOCUMENT MANAGEMENT.................  Provides a  "vault"  for  electronic  documents  used  and  generated  in  a manufacturing  process, controls access and approval routing procedures, and maintains records of access and revisions to documents. Assists in  ensuring that documents used within a process are the currently approved versions.

    The Company currently provides customers with a range of services including system training, validation support and system installation. The Company will also provide help desk services to assist customers with application and operation-related questions.

OTHER PRODUCTS

    ULTRASOUND IMAGING PRODUCTS. In 1994, the Company introduced uPACS, a system for archiving ultrasound images. That system digitizes, records and stores ultrasound images on CD-ROMs as an alternative to existing film and video storage systems. The Company has shipped approximately $95,000 of uPACS to distributors outside of the United States. In April 1996, the Company determined that uPACS was not a commercially viable product, despite an anticipated 510(k) premarket approval that was subsequently granted in June 1996. The Company intends to spend up to $1.5 million of the proceeds of this offering to develop a new system for archiving ultrasound images with networking, communication, and off-line measurement capabilities. The Company intends to market this new system under the uPACS name.

    MEDICAL SCREENING SOFTWARE. The Company has created three software programs to aid in the prenatal detection of risk for certain birth defects. The first two programs are designed to accelerate the computation of risk detection for neural tube defects (PRENVAL I) and Down's syndrome (PRENVAL IA) in pregnant women. Both programs evaluate the levels of alpha-feto protein in maternal serum against normal reference ranges while making laboratory directed adjustments for factors including the patient's age, weight, race, diabetic status and state of pregnancy. The third program employs additional markers and advanced statistical methods to increase the accuracy of risk estimation for both of these birth defects. A portion of the third program was sold and the remainder licensed to the Johnson & Johnson Clinical Diagnostic Division ("Johnson & Johnson"), located in Amersham, England. Johnson & Johnson offers this software as PRENATA, a trademark of Johnson & Johnson, in connection with the sale of its products used in the detection of fetal abnormalities throughout the world except, for the United States. The Company's agreement with Johnson & Johnson provides for guaranteed minimum royalties for a period of five years beginning October 1994. The aggregate minimum royalties of $1.8 million collectable for 1995 through 1999 were earned in fiscal year 1995. The Company has terminated further self-funded development efforts of these products because the Company believes that the market potential of the products does not justify the cost of further development. The Company would consider further development and submission to the FDA only with the financial sponsorship of a marketing partner.

DEFENSE-RELATED PRODUCTS

    GENERAL. The Company develops and manufactures electronic systems for defense applications and provides contract manufacturing services for prime defense contractors. These products primarily relate to weapons management in high performance military aircraft and employ the Company's safety critical technology and software. The Company designs products internally, in conjunction with defense contractors, and under U.S. government contracts.

    TORNADO PROGRAM. Since 1976, the Company has been involved in the design and production of weapons control systems for the German and Italian versions of the Tornado aircraft. These systems are designed to aid the operator of a sophisticated combat aircraft in deploying highly complex weapons. The Tornado program is a joint program of the German, United Kingdom, and Italian governments for a multi-role combat aircraft meeting the requirements of the particular environmental conditions in western Europe. The Company's participation in Tornado programs has also included contracts to supply certain elements of the system to British Aerospace for sale to the United Kingdom and Saudi Arabia.

    The most important and complex weapons control system manufactured by the Company for the Tornado program is the Stores Management System ("SMS"). The SMS employs a visual display to communicate the current status of weapons on board the aircraft to the operator. It permits the operator to select appropriate weapons, to confirm or change the selection of weapons, and to execute other functions such as weapon jettison and fault detection. All of these actions are regulated by a weapons programming unit containing multiple microprocessors and their memories. The SMS has up to seven electronic units, remotely located from the weapons programming unit, to receive and decode release instructions and activate switches connected to weapon release mechanisms.

    The Company manufactures the SMS for the Tornado program under a contract with DASA. In fiscal 1993, 1994, 1995, and the first half of fiscal 1996, sales under the Tornado program accounted for approximately 18%, 22%, 26% and 37%, respectively, of the Company's total revenues. In 1995, the Company received full funding for additional production of weapons control products for the Tornado program under contracts valued at approximately $6.3 million. This contract is expected to be completed in 1996. In the first quarter of fiscal 1996, initial funding was received for Tornado software upgrades under a contract valued at $1.8 million extending into 1997.

    OTHER PROGRAMS. The Company has designed and manufactured Sidewinder control systems for the U.S. Air Force A-10 aircraft, the A-4 modernization programs for the Royal Air Force of New Zealand and certain aircraft flown by the Greek Air Force, and the F-5 aircraft for delivery to the Taiwanese Air Force.

    Since 1980, the Company as a contract manufacturer has supplied electronic systems to McDonnell Douglas Helicopter Systems for use aboard the U.S. Army's Apache helicopter. The Company is also a contract manufacturer for SPD Technologies, Inc., a circuit breaker manufacturer, and for certain agencies of the U.S. government.

    The Company was recently notified by McDonnell Douglas Helicopter Systems that it has been selected to provide the design, development, and initial production of a maintenance data recorder (black box) for the U.S. Army's Apache helicopter. The Company has funded research and development of technology used for the control of air-to-air and air-to-ground missiles such as Sidearm, Stinger and Mistral and has provided a missile control system for the Stinger missile for experimental use aboard the U.S. Army's Apache helicopter. The Company recently received $250,000 towards the development of a component of an electronic warfare system deployed on a fighter aircraft for the predetermined release of chaff and flare to avoid hostile fire.

    SECURE COMMUNICATIONS PRODUCTS. The Company has engaged in the development and sale of products for secure communications systems to the National Security Agency and the U.S. Navy. The Company's initial product was a telecommunications interface known as a TCIA for the transmission of encrypted data over a conventional T1 telephone line. The TCIA was endorsed by the National Security Agency in 1991 but has been restricted to government users. The Company has also developed proprietary encryption devices endorsed by the National Security Agency in 1992, has been designated as the sole authorized supplier, and has supplied related test equipment on a contract manufacturing basis. The Company won these test equipment contracts in competitive bids and is now recognized as an independent source for these products.

    In 1991, the Company was awarded a contract to manufacture Bus Interface Units for the U.S. Navy's communication system using the Navy's design. The Company subsequently created a proprietary device, known as the Bus Interface Card ("BIC") to substitute for the Bus Interface Unit, and has since sold over 9,500 of these devices. The BIC connects external signals to a signal bus through software driven control circuits. The software, programmed to prioritize signals for processing, was designed by the Navy but includes BIC software which was designed by the Company. The Company anticipates further contracts for this product over the next several years. The Company also developed a proprietary device known as the Sychrononous Line Interface Card ("SLIC"). The SLIC is suitable for laptop computers and performs the same functions as the BIC. The Company has received a small quantity of orders for this device but believes that SLIC may eventually replace the BIC as the device of choice.

    To date sales of secure communications products have been limited to government users. The Company cannot predict if its secure communications products will be cleared for sale to nongovernment users or, if cleared, the potential for any commercial sales. Sales of these products amounted to $1.2 million in fiscal 1995 and $410,000 in the first half of fiscal 1996.

SALES AND MARKETING

    The Company currently markets PHARMASYST and PHARM2 through a direct sales force in North America, consisting of four sales people, one of whom serves as North American sales manager.

Outside of North America, the Company has a sales person in both England and Denmark. The Company's European sales manager and marketing director is assigned to the Trenton, New Jersey headquarters. The Company intends to add additional direct sales people assigned to PHARMASYST and PHARM2 and to support its collaborative relationships.

    The Company's marketing efforts for PHARMASYST and PHARM2 consist primarily of advertising in industry periodicals, attending trade shows, and participating in industry symposiums sponsored by the International Society for Pharmaceutical Engineering and the Manufacturing Execution Systems Association. In addition, certain of the Company's customers have agreed to allow their PHARMASYST installations to be used as reference accounts for potential customers. The Company believes the ability to demonstrate existing installations will serve as a powerful marketing tool.

    The Company is entering into collaborative relationships with computer system integrators and others that can integrate PHARMASYST with the products and services they provide. The Company has established a relationship with STG-Coopers and Lybrand Consulting AG, Walsh Automation, a Canadian systems integrator, Toyo Engineering Co., a Japanese developer of turnkey manufacturing facilities and Bailey Controls Company, a provider of distributed control systems. In addition, the Company and Intellution, Inc. can each market the other's products to provide a complete manufacturing solution.

    The Company currently markets its defense products through two sales people, one of whom focuses exclusively on McDonnell Douglas, with the other addressing the remaining significant U.S. defense contractors. In addition, certain officers of the Company are responsible for maintaining relationships with specific U.S. and foreign defense contractors.

RESEARCH AND DEVELOPMENT

    The Company's commercial product development efforts are directed at the development of PHARM2 and a new image archiving system to be marketed under the uPACS name. The Company believes that commercial success in the MES and other markets will depend on its ability to provide product improvements or version upgrades. Consequently, the Company intends to continue to devote significant resources to developing product upgrades.

    The Company's defense-related product development efforts consist of designing new weapon control systems and upgrades for existing aircraft fleets based upon specifications provided by defense contractors. Generally, such development projects are undertaken pursuant to contractual arrangements with defense contractors, under which the Company receives full or partial funding. The Company believes its participation in development contracts provides an advantage in bidding for subsequent production contracts.

    The Company has developed concepts for certain "regulatory implementation" software intended to verify in real-time that a computer involved in critical applications is functioning as intended and that certain critical tasks are being performed within specified parameters. It has also developed certain concepts to provide software authors and programmers an environment for developing safety critical software.

    During fiscal 1994, and 1995 and the first six months of fiscal 1996, the Company capitalized $1.6 million, $2.9 million and $2.2 million and expensed approximately $900,000, $900,000, and $500,000, in research and development expenditures, respectively. The Company believes that a majority of future commercial software development will be expensed. The Company's research and development staff consists of approximately 41 engineers and designers equally divided between defense and commercial product development.

COMPETITION

    The MES software market is intensely competitive and subject to rapid change. The principal competitive factors in this market include product functionality and quality, ease and speed of implementation and use, total cost, process manufacturing expertise, customer service and satisfaction, supported hardware and software platforms, the underlying technology and architecture of the product and vendor reputation. The Company believes that it competes effectively with respect to these factors, although it may be at a disadvantage against companies with greater financial, marketing, and technical resources.

    The Company's competitors for MES software include Consilium, SAP, AG, Intellution, Inc. and Wonderware. While the Company believes that PHARMASYST is the only commercially available, comprehensive standardized PC-based MES solution, many of these competitors offer products that provide specific MES applications, or toolkits that can be used for internal system development. Consilium offers FlowStream, an MES developed for the highly regulated pharmaceutical and bulk chemical manufacturing industries. In addition, the Company competes with system integrators and internal corporate MIS departments. The Company believes that internal MIS departments, which are responsible for developing and operating a manufacturer's management information systems and who are instrumental in the approval process for PHARMASYST, provide a significant source of competition.

    Competition among providers of software for manufacturers is likely to increase substantially for many reasons. A number of companies offering products developed for discrete manufacturers have announced plans to introduce products designed more specifically for process manufacturers. Some companies offering host-based systems for process manufacturers have begun to offer or have announced plans to introduce products for client/server computing and to increase the number of hardware platforms on which their software operates. The Company also expects that competition will increase as a result of software industry consolidations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    The Company believes its ability to compete depends on many factors within and outside its control, including the timing and success of new products and enhancements developed by the Company and its competitors, product performance, price, distribution and customer support. Many of the Company's competitors and potential competitors have significantly greater financial, technical and marketing resources, and a larger installed customer base than the Company. As a result, they may be able to respond more quickly to new or emerging technologies or changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company can. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will compete successfully with new or existing competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations and financial condition.

    The defense business is also highly competitive and subject to rapid change. The Company competes primarily on its expertise in designing safety critical applications. The Company competes with large defense contractors and specific departments of large electronic companies. The Company's competitiors include McDonnell Douglas, Lockheed Martin, Hamilton Standard Company, a division of United Technologies Corporation, GEC Marconi, Elbit and Smiths Industries. Many of the Company's competitors are larger and have more resources to devote to, among other things, internally-funded development efforts that could provide advantages in competitive bidding.

MANUFACTURING

    The Company's defense-related operations involve assembling and testing final products from components and subassemblies purchased from third parties. The Company also designs software used in the products manufactured pursuant to third-party requirements. All of the Company's defense-related development and production activities take place in its Trenton, New Jersey facility.

    Electronic components, such as transistors, resistors, integrated circuits and diodes, and subassemblies used in the Company's products, are purchased by the Company from a large number of suppliers and are generally available from alternative sources. However, for some components and subassemblies, the Company relies on a single source of supply. For such components and subassemblies, the Company attempts to maintain inventory levels sufficient to cover forseeable production requirements for a period the Company believes will be sufficient to locate alternative sources of supply or to develop alternative designs that avoid reliance on those components or subassemblies.

    As  part  of  its  contract  manufacturing  services,  the  Company   offers
supporting engineering services to develop a prime contractor's design and solve technical and manufacturing problems.

BACKLOG

    A majority of the Company's sales and unbilled orders are with defense-related customers. Commercial software backlog is related to PHARMASYST products. Backlog as of October 31, 1995 was approximately $6.6 million, with $6.1 million scheduled for delivery in the current fiscal year. At fiscal 1995 year end, $2.0 million, or nearly 30%, of the backlog was related to PHARMASYST product orders with the remainder associated with the defense business. As of April 30, 1996, backlog was approximately $7.7 million, with $5.1 million scheduled for delivery during the second six months of fiscal 1996. Of the $7.7 million in backlog as of April 30, 1996, 71% was related to defense products and 29% was related to PHARMASYST.

    PHARMASYST customers are provided the right to cancel at no cost early in the contract cycle if the parties do not agree on the applicable specifications for the PHARMASYST software to be installed. Some deliveries of PHARMASYST products are overdue, and other deliveries may become overdue, but the Company does not anticipate the loss of orders as a result thereof. Substantially all of the Company's orders for defense-related products may be canceled at any time, subject to various payment obligations for prior deliveries.

PROPRIETARY RIGHTS

    The Company regards its software as proprietary and attempts to protect it with copyrights, trademarks, trade secret law, and contractual arrangements. However, existing copyright laws offer only limited practical protection for software. Futhermore, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Under certain circumstances, customers of the Company may be entitled to limited access of the PHARMASYST source code. Customer access to source code may increase the possibility of misappropriation or other misuse of the Company's software. Accordingly, it may be possible for unauthorized third parties to copy certain portions of the Company's software or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary software will be adequate or that competitors will not independently develop technologies similar to the Company's.

    The Company has obtained a patent for a portable memory device that may be integrated into future PHARMASYST products, a patent for technology relating to its PRENVAL software, three patents covering elements of its regulatory implementation software technology, and a patent for a device relating to the fuzing of rockets. In addition, the Company has filed applications for a patent covering certain aspects of the safety critical technology in PHARMASYST and for several patents covering elements of its imaging technology.

    In addition, the Company funded a patent application covering technology for the detection of various brain abnormalities and, in April 1996, the patent was granted. Pursuant to certain rights stemming from its funding of the patent application, the Company plans to negotiate with the owners of the technology regarding the Company's participation in the commercialization of the technology.

    While the Company has received certain patent protection, there can be no assurances that any additional patents will be issued, that the scope of any patent protection will be adequate, or that any current or future issued patents will be held valid if challenged.

    The Company believes that its products and technology do not infringe any existing proprietary rights of others, although there can be no assurance that third parties will not assert infringement claims in the future.

REGULATION

    COMMERCIAL PRODUCTS. The Company's PHARMASYST software products do not require FDA clearance or approval at this time. However, those products are intended to facilitate compliance by pharmaceutical manufacturers with the FDA's cGMP regulations and are designed to be integrated into a manufacturer's production systems. A pharmaceutical manufacturer's systems, including any PHARMASYST applications used, must be capable of sufficiently documenting the production of each batch of product to be in compliance with cGMP. Further, the manufacturer must be able to demonstrate to the FDA that its systems have that capability under a variety of circumstances.

    Other products the Company has developed are considered, and the archiving software for ultrasound images that the Company intends to develop will be considered, "medical devices" under FDA regulations. Before such products may be marketed in the U.S., they must receive FDA clearance of a premarket notification ("510(k) clearance") or premarket approval ("PMA"). Obtaining such clearance or approval can take substantial time and can require substantial expenditures. Many other countries regulate the manufacture, marketing and use of medical devices in ways similar to the U.S. In addition, while devices with 510(k) clearance or PMA generally may be exported without further FDA authorization, certain types of devices may require FDA clearance for export. There can be no assurance that the Company will be able to obtain required approvals or clearances for any products it develops on a timely or cost-effective basis, if at all.

    DEFENSE-RELATED PRODUCTS. The Company's United States military contracts are subject to pricing restrictions and audit procedures. After being selected as the successful bidder for a government contract, profits for most products and systems developed for domestic defense programs are subject to fact finding, with negotiated profits limited to approximately 10% of costs, some of which costs are not recognized for this purpose. The Company has undergone routine government audits of its defense contracts from time to time and these audits have upheld the Company's pricing. Most of the Company's foreign sales involve defense-related products that are subject to export control through the Department of State's Office of Munitions Control under the International Traffic in Arms Regulations ("ITAR") adopted under the Arms Export Control Act. All articles and services listed on the United States Munitions list, which may be amended from time to time, fall under these regulations. In order to export products or services subject to these regulations, the Company must first acquire licenses from the Department of State for each individual contract. State Department policies, as supplemented or modified by the Department of Defense or other applicable government agencies, identify products that cannot be exported and certain countries to which export is prohibited or limited. ITAR also imposes certain restraints on foreign customer contracts and defense product development. Since the Company intends to continue its pursuit of foreign military sales as a source of revenues, ongoing compliance with ITAR is necessary.

    Should government policy dictate that some of the Company's products are of a sensitive technological character in which the best interests of the United States will be served by prohibiting their export, the Company could suffer a serious and immediate loss of business. The Company's principal foreign markets for defense-related products are located in the NATO countries and other nations friendly to the United States. To date, the United States government has not denied requests by the Company for licenses to export any of its products or technical data to these countries except in instances where all United States manufacturers of similar products would be equally denied.

EMPLOYEES

    The Company currently employs a total work force of 172 persons, including 41 engineers and designers, plus additional contract labor. None of the Company's employees are covered by collective bargaining agreements. The Company has never experienced any labor disruptions or work stoppages and considers its employee relations to be good.

SECURITY CLEARANCE

    The Company relies on the continuance of its security clearances and clearances of its employees from agencies of the United States government and from NATO for its defense products. Loss of these clearances could have an immediate and adverse effect on the Company's business. The Company has never experienced any material deficiencies in the manner and method of complying with prescribed security regulations and expects to continue as an approved facility.

FOREIGN OPERATIONS

    Information on the Company's operations in different geographic areas is provided in Note G of the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

PROPERTIES

    The Company's principal facility in the United States is in Trenton, New Jersey. The Company occupies 82,000 square feet in Trenton for its corporate headquarters and engineering, manufacturing and support activities. The lease for such space expires in October 2009. The Company leases 1,000 square feet of space in Farnborough, England for use as administrative offices and software development facilities. The lease for the office space in the Farnborough facility expires in March 2003. The Company also leases 390 square feet of space in Dublin, Ireland for use as administrative offices and software development facilities on a month to month lease.

    The Company's headquarters and manufacturing facility in Trenton, New Jersey was subject to a sale and leaseback transaction completed in October 1994. The Company's fifteen year lease on the facility includes a repurchase option exercisable at $4.3 million during 1996, declining to $3.5 million during the last five years of the lease. The Company may apply up to $1.5 million of the net proceeds from this offering to fund part of the purchase price for the facility if it elects to exercise its repurchase option. The Company anticipates that the balance of the purchase price, the amount of which is dependent on the date of exercise of the option to purchase, will be paid from operating revenues of the Company or from mortgage debt incurred for the purpose of completing the payment of the purchase price. See "Use of Proceeds" and "Certain Transactions."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors, executive officers and other members of the Company's senior management as of May 31, 1996 are as follows:

           NAME                 AGE                             POSITION                         OFFICER OR DIRECTOR
- --------------------------      ---      ------------------------------------------------------  -------------------
Myles M. Kranzler                   67   Chairman of the Board, President, Chief                 1966 to present
                                         Executive Officer and Director
Bruce D. Cowen                      43   Vice Chairman of the Board and Director                 1996 to present
Edward J. Klinsport                 48   President -- Government Technology Division             1994 to present
                                         Executive Vice President                                1992 to present
                                         Chief Financial Officer                                 1978 to present
                                         Group Vice President                                    1985 to 1992
                                         Director                                                1985 to present
Alan J. Eisenberg                   54   President -- Medical Technology Division                1994 to present
                                         Vice President                                          1983 to present
                                         Director                                                1992 to present
Richard J. Farrelly                 64   Vice President                                          1992 to present
Frank W. Newdeck                    50   Vice President                                          1991 to present
Richard G. Kandrac                  54   Vice President                                          1983 to present
Alexander M. Adelson                61   Director                                                1992 to present
Alan S. Poole                       68   Director                                                1994 to present

    A summary of the business experience and background of the Company's directors, executive officers and other members of senior management is set forth below.

    Mr. Kranzler has been the Chairman of the Board, President and Chief Executive Officer of the Company since the Company's inception in 1966. He has also served as a director of the Company since its inception.

    Mr. Cowen has served as a director of the Company and Vice Chairman of the Board since May 1996 and is Chairman of the Finance Committee. Mr. Cowen does not participate in management policy decisions other than as a director. He has been employed by TRC Companies, Inc., a publicly held environmental engineering and consulting firm, since 1979 and has been its President since 1991 and a director on its board since 1987. From 1974 through 1979, he was employed by Price Waterhouse & Co. as an Audit Manager, and from 1982 through 1985, Mr. Cowen was a member of the Information Committee of the Board of Governors of the National Association of Securities Dealers, Inc. Since 1992, he has also served as a director of the U.S. Chamber of Commerce. Since 1992, Mr. Cowen has been providing consulting services to the Company under a consulting agreement. See "Certain Transactions."

    Mr. Klinsport has been the Chief Financial Officer of the Company since 1978. He has served as Executive Vice President of the Company since October 1992 and was appointed President of the Government Technology Division in November 1994. He has also served as a director of the Company since 1985.

    Mr. Eisenberg has been employed by the Company since 1980. He has been a Vice President of the Company since 1983 and is responsible for its software development activities. Mr. Eisenberg was appointed President of the Medical Technology Division in November 1994. He has also served as a director of the Company since 1992.

    Mr. Farrelly has been employed by the Company since June 1988 and became a Vice President, responsible for corporate development, in June 1992. Mr. Farrelly was formerly General Manager of the Reentry Systems Division of General Electric Aerospace Company.

    Mr. Newdeck has been employed by the Company since 1990 and became a Vice President in 1991, with responsibilities in the Government Technology Division. Prior to joining the Company, Mr. Newdeck was General Manager of the Network and Information Security Division of Unisys Corporation.

    Mr. Kandrac has been employed by the Company since 1969 and became a Vice President in 1983, responsible for manufacturing and purchasing.

    Mr. Adelson has served as a director of the Company since 1992. Since 1974, he has been the Chief Executive Officer of RTS Research Labs Inc., a consulting company concentrating in high technology fields. From 1977 to 1989, Mr. Adelson was Chief Technical Consultant with Symbol Technologies, Inc. Since 1992, Mr. Adelson has been providing consulting services to the Company under a consulting agreement. See "Certain Transactions."

    Mr. Poole has served as a director of the Company since March 1994. Since 1960, he held executive positions with Johnson & Johnson, including Vice President of Ortho Diagnostics, Inc. from 1975 through 1982 and International Vice President of Johnson & Johnson Pharmaceutica in Belgium for the past ten years, where he was responsible for the Janssen Companies in various countries. Mr. Poole, now retired, is a member of the California Bar.

COMMITTEES OF THE BOARD

    The Company has an advisory Audit Committee comprised of Messrs. Adelson and Poole and Owen B. Freeman, Chairman of the Board of Commonwealth State Bank and Penncore Financial Services Corp. This Committee had one meeting in fiscal 1995. The Committee's purpose is to confer with the Company's independent auditor, Deloitte & Touche LLP, and its Chief Financial Officer to evaluate the financial controls and practices of the Company and the plans for and results of the audit engagement.

    The Company has a Compensation Committee presently consisting of all the members of the Board except Mr. Kranzler. This Committee had two meetings in the past fiscal year. The function of the Compensation Committee is to establish the compensation and benefits of all employees of the Company, including its officers.

    The Company's Stock Option Committee comprised of Mr. Poole and, through May 1996, Donald Daniels, a former director. This Committee met three times in the past fiscal year. The Committee's purpose is to administer the Company's employee benefit plans.

    The Company has a Finance Committee consisting of Messrs. Adelson, Cowen, Kranzler and Klinsport. The purpose of the Committee is to explore various financial alternatives relating to improving fiscal performance. The Committee met four times during the last fiscal year.

MEETINGS OF THE BOARD

    The Board held five meetings during the last fiscal year. During the fiscal year, each member of the Board and each committee member participated in at least 80% of all Board and applicable committee meetings held during the period for which he was a director or committee member.

COMPENSATION OF DIRECTORS

    Directors who are not also officers, with the exception of Mr. Adelson, are paid a per meeting fee for services as a member of the Board. Mr. Poole received $500 per meeting during fiscal 1995 and received options to purchase 10,000 shares of Common Stock in April 1995 at the prevailing market price of $7.8125. Mr. Adelson is not paid for his services as a director but receives compensation for separate consulting services. Mr. Cowen receives an annual retainer of $25,000 and separate compensation for consulting services. Directors who are also officers, except Mr. Cowen, do not receive separate remuneration for their services as directors. See "Certain Transactions."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The Summary Compensation Table set forth below shows certain compensation information for the Company's chief executive officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the fiscal years ended October 31, 1993, 1994 and 1995. This information includes base salaries, bonus awards and long-term incentive plan payouts, the number of stock options and stock appreciation rights ("SARs") granted, and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                             ---------------------------------  -----------------------    ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY       BONUS      OTHER     OPTION/SAR AWARDS (#)   COMPENSATION
- --------------------------------  ---------  -----------  ---------  ---------  -----------------------  -------------
Myles M. Kranzler...............       1995  $   123,310     --         --                 25,000         $  42,308(1)
President and Chief                    1994       52,000  $   9,000     --                 21,000             --
Executive Officer                      1993      139,800     31,700     --                140,000             --
James A. Eby (2)................       1995      108,751      1,584     --                --                 36,044(1)
Sr. Vice President,                    1994      161,000      4,376     --                 29,460             4,201(1)
Engineering                            1993      161,000     13,739     --                --                  5,329(1)
Edward J. Klinsport.............       1995      105,002     --         --                 30,000            39,363(1)
Executive Vice                         1994      164,000      3,310     --                 44,740             4,523(1)
President                              1993      164,000     17,431     --                --                  4,149(1)
Alan J. Eisenberg...............       1995      103,386     --         --                 30,000            33,183(1)
Vice President                         1994      148,000      6,670     --                 43,280             --
                                       1993      148,000     10,000     --                --                  --
Frank W. Newdeck................       1995      101,993      4,620     --                 15,000             --
Vice President                         1994      128,000      7,120     --                 19,480             --
                                       1993      128,000     10,000     --                --                  --

- ------------------------
(1) Includes interest paid on balance of individual's deferred compensation, vacation entitlement payout and commissions.

(2) Mr. Eby resigned as an executive officer in March 1996. He remains an employee of the Company.

    OPTION/SAR GRANTS IN LAST FISCAL YEAR. The following table shows information regarding grants of stock options and SARs, if any, made to each of the Named Executive Officers during the fiscal year ended October 31, 1995. Grants were made under the Company's Discretionary Deferred Compensation Plan and 1995 Incentive Stock Option Plan. The amounts shown as potential realizable values are based on assumed annualized rates of stock price appreciation of five percent and ten percent over the full five-year or ten-year term of the options, as applicable. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option or SAR exercises and common stockholdings are dependent on the future performance of the Company's Common Stock and overall stock market conditions.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL
                                                                                REALIZATION VALUE
                                                                                ------------------
                                                                                 VALUE AT ASSUMED
                                            INDIVIDUAL GRANTS                         ANNUAL
                           ---------------------------------------------------    RATE OF STOCK
                            NUMBER OF     % OF TOTAL                                  PRICE
                            SECURITIES   OPTIONS/SAR   EXERCISE                  APPRECIATION FOR
                            UNDERLYING    GRANTED TO   OR BASE                     OPTION TERM
                           OPTIONS/SARS  EMPLOYEES IN   PRICE      EXPIRATION   ------------------
NAME                        GRANTED(1)   FISCAL YEAR   ($/ SH)        DATE         5%       10%
- -------------------------  ------------  ------------  --------   ------------  --------  --------
Myles M. Kranzler........       25,000        4.74   % 11.963     October 27,   $381,768  $481,744
                                                                  2000
James A. Eby.............      --           --            --           --          --        --
Edward J. Klinsport......        5,000        5.70     8.500      February 27,    69,228   110,234
                                25,000                 10.875     2005           442,856   705,174
                                                                  October 15,
                                                                  2005
Alan J. Eisenberg........        5,000        5.70     8.500      February 27,    69,228   110,234
                                25,000                 10.875     2005           442,856   705,174
                                                                  October 15,
                                                                  2005
Frank W. Newdeck.........        5,000        2.85     8.500      February 27,    69,228   110,234
                                10,000                 10.875     2005           177,142   282,069
                                                                  October 15,
                                                                  2005

- ------------------------
(1) Common Stock.

    Since October 31, 1995, options to purchase 50,000 shares of Common Stock were granted to each of Messrs. Kranzler, Klinsport and Eisenberg. These stock options were not granted pursuant to any stock option plan.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES. The following table summarizes for each of the Named Executive Officers the number of stock options and SARs, if any, exercised during the fiscal year ended October 31, 1995, the aggregate dollar value realized upon exercise, the total number of securities underlying unexercised options and SARs, if any, held at October 31, 1995 and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at October 31, 1995. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of unexercised, in-the-money options or SARs at fiscal year end is the difference between the exercise or base price and the fair market value of the underlying stock on October 31, 1995. On that date, the last sale prices of the Common Stock and Class B Common Stock were $11 5/8 and $11 1/2, respectively. The values in the column captioned "Value of Unexercised In-The-Money Options/SARs at Fiscal Year End" have not been, and may never be, realized. The underlying options or SARs have not been exercised, and actual gains, if any, on exercise will depend upon the value of the underlying stock on the date of exercise.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY
                                   SHARES                    OPTIONS/SARS AT FY-END      OPTIONS/SARS AT FY-END
                                 ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                              EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Myles M. Kranzler..............
  Common                             35,000   $   229,125     189,623        32,200    $   770,081   $    52,020
  Class B Common                     --           --           --            --            --            --
James A. Eby...................
  Common                             23,911        73,530      50,549        --            256,445       --
  Class B Common                     --           --           --            --            --            --
Edward J. Klinsport............
  Common                             --           --          129,686        25,000        729,120        18,750
  Class B Common                      5,000        31,875       4,946        --             42,041       --
Alan J. Eisenberg..............
  Common                              5,000        33,125     108,663        25,000        633,940        18,750
  Class B Common                     --           --           --            --            --            --
Frank W. Newdeck...............
  Common                              3,000        16,125      24,480        10,000         78,834         7,500
  Class B Common                     --           --           --            --            --            --

    EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS. Under their respective 1992 employment agreements, Messrs. Kranzler, Klinsport, Eby and Eisenberg (the "Key Employees") are entitled to their respective salaries and benefits to the date of their termination if they are terminated for cause or if they voluntarily terminate their employment prior to the expiration of the term of their agreement, which is twelve months, automatically extended one month at the end of each month thereafter and terminable (unless otherwise terminated) by either party on twelve months notice. If terminated without cause, the Key Employee is entitled to his salary and benefits to the date of termination and a termination payment equal to the highest annual combination of his base salary plus any bonus paid to the Key Employee during the five fiscal years ending before the date of termination. Mr. Eby's employment agreement has been amended as of September 1995 to provide that if he retires subsequent to November 1, 1996, he will receive a lump sum retirement benefit of $150,000 in lieu of any other compensation arrangement with the Company. If a Key Employee is also entitled to payment upon termination pursuant to the Change in Control Agreement described below, the termination provisions of the Change in Control Agreement prevail.

    The Company has entered into change in control agreements with the Key Employees. The agreements provide that if, within three years after certain "changes of control" of the Company, the executive's employment with the Company is terminated by the Company other than for "cause," "death" or "disability" or by the executive for "good reason" (as defined therein), the executive will be entitled to receive, subject to certain limitations, a lump sum cash payment and hospital, medical and dental insurance benefits for three years following termination of employment, having an aggregate value equal to 2.99 times the total of average annual compensation and cost of employee benefits for the executive during the five years prior to the "change of control," subject to a maximum equal to the amount of the Company's permitted deduction under Section 280G of the Internal Revenue Code. Each agreement is extended automatically from year to year unless the Company gives at least fifteen months' prior notice of its election not to extend the term. In September 1995, the Company gave notice of termination of his change in control agreement to Mr. Eby.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information on the beneficial ownership of the Common Stock as of May 31, 1996 by (i) the Named Executive Officers (ii) each director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock or Class B Common Stock. Except as indicated in the footnotes to the table, the named beneficial owners have sole voting and investment power for the reported shares.

                                                   COMMON STOCK              CLASS B COMMON STOCK
                                           ----------------------------  ----------------------------
                                            BENEFICIALLY    PERCENTAGE    BENEFICIALLY    PERCENTAGE
NAMED EXECUTIVE OFFICERS AND DIRECTORS       OWNED (1)       OF CLASS      OWNED (1)       OF CLASS
- -----------------------------------------  --------------  ------------  --------------  ------------
Myles M. Kranzler (2)(3).................        524,603         6.78%        160,144         35.57%
Bruce D. Cowen (3).......................        806,050        10.32          69,800         15.51
Edward J. Klinsport (2)(3)...............        217,486         2.89           7,136          1.57
Alan J. Eisenberg (2)(3).................        185,146         2.47             283         *
Frank W. Newdeck (3).....................         34,480        *              --             --
Alexander M. Adelson (3).................        345,416         4.56          --             --
Alan S. Poole............................         10,000        *              --             --

All directors and executive officers as a
 group (9 persons) (2)(3)................      2,259,096        24.67         239,758         52.68
5% STOCKHOLDERS
- -----------------------------------------
Jesse L. Upchurch (4) ...................      1,186,000        15.40          53,900         11.76
 c/o Upchurch Corporation
 500 Main Street
 Fort Worth, Texas 76102
Mildred Kranzler (5) ....................         50,100        *              62,823         13.70
 173 Rolling Hill Road
 Skillman, NJ 08558

*Less than 1%.
- ------------------------
(1) Ownership of Common Stock reflected in the table includes for directors and for all directors and executive officers as a group, but not for 5% shareholders, shares issuable upon (i) conversion of Class B Common Stock,
    (ii) exercise of outstanding options and warrants to purchase Common Stock and (iii) conversion of Class B Common Stock issuable upon exercise of outstanding options to purchase Class B Common Stock. Ownership of Class B Common Stock reflected in the table includes shares issuable upon exercise of outstanding options to purchase Class B Common Stock.

(2) Includes as to (i) Mr. Kranzler, 50,100 shares of Common Stock and 62,823 shares of Class B Common Stock owned by his wife, (ii) Mr. Klinsport, 10 shares of Common Stock owned by his wife and 10,600 shares of Common Stock issuable upon exercise of options owned by his wife, (iii) Mr. Eisenberg, 1,700 shares of Common Stock and 283 shares of Class B Common Stock owned by his wife and children and (iv) all directors and executive officers as a group, 62,410 shares of Common Stock and 63,106 shares of Class B Common Stock owned or subject to options owned by their spouses and children.

(3) Includes as to (i) Mr. Kranzler, 221,823 shares, (ii) Mr. Cowen, 525,000 shares and (iii) Mr. Klinsport, 160,340 shares, (iv) Mr. Eisenberg, 133,163 shares, (v) Mr. Newdeck, 34,480 shares, (vi) Mr. Adelson, 297,000 shares and (vii) all directors and executive officers as a group, 1,566,345 shares and 4,946 shares, of Common Stock and Class B Common Stock, respectively, issuable upon exercise of outstanding options and warrants.

(4) Based on a Statement on Schedule 13D and a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC, represents (i) 968,200 shares of Common Stock held directly by the Estate of Constance Upchurch, of which Mr. Upchurch is the executor and beneficiary (the "Estate"), (ii) 209,900 shares of Common Stock held by a corporation of which Mr. Upchurch is the sole stockholder, (iii) 18,400 shares of Common Stock held directly by Mr. Upchurch and (iv) 53,900 shares of Common Stock issuable upon conversion of the same number of shares of Class B Common Stock held directly by the Estate.

(5) Mrs. Kranzler is the wife of Myles M. Kranzler, Chairman, President and CEO of the Company, and her reported beneficial ownership excludes shares owned directly by Mr. Kranzler.

                              CERTAIN TRANSACTIONS

    In October 1994, the Company completed a sale and leaseback of its headquarters and related real estate in Trenton, New Jersey with CKR Partners, L.L.C., an investment concern ("CKR"). The principals of CKR include Myles M. Kranzler, the Chairman of the Board and Chief Executive Officer of the Company, and Bruce D. Cowen, Vice Chairman of the Board of the Company. The Company received $3.6 million for the property, of which $550,000 was retained by CKR as a security deposit due to the Company at the end of the 15-year lease term. The lease provides for annual rent of $560,000 for the first five years, $615,000 for the second five years and $684,000 for the last five years, with the Company retaining a repurchase option which may be exercised at any time at amounts declining to $3.5 million during the last five years of the lease. The Company received an opinion from The Talman Realty Group, independent financial advisors, that the terms of the transaction were fair to the Company and its stockholders from a financial point of view. Proceeds from the transaction were applied by the Company primarily to prepay its mortgage debt of approximately $2.8 million on the property.

    The Company has a consulting arrangement with Alexander M. Adelson, a director of the Company, providing for Mr. Adelson's transfer to the Company of intellectual property relating to radio tag technology and for various advisory services, including consulting on the Company's business, technical, marketing and related strategies, preparation of business plans and other specialized services that the Company may request. For his services under the agreement, Mr. Adelson has received specified fees, expense reimbursements and a five-year nontransferable option to purchase 36,000 shares of Common Stock at $4.00 per share, representing the market price on the date of grant. In April 1995, the agreement was renewed for three years. In connection with the renewal, the Company granted Mr. Adelson an additional five-year nontransferable option to purchase 36,000 shares of Common Stock at $7 5/8 per share, representing the market price on the date of grant, and agreed to pay annual consulting fees of $50,000 plus monthly consulting fees of $10,000 in August 1995 and $15,000 from September 1995 through May 1997. Mr. Adelson is also entitled to 2 1/2% of the Company's net proceeds from sales of radio tag devices incorporating technology supplied by him. The total fees paid to Mr. Adelson under his consulting agreement in fiscal 1995 and 1994 were $207,000 and $174,000, respectively.

    The Company has a consulting agreement with Bruce D. Cowen, Vice Chairman of the Board, for a one-year term through March 1996, providing for financial consulting and other specialized services. Mr. Cowen received payments under the agreement aggregating $100,000 plus expense reimbursements and a five-year nontransferable option to purchase 20,000 shares of Common Stock at $7 7/8 per share, representing the market price on the date of grant. The agreement has been extended for an additional one-year term, entitling Mr. Cowen to a warrant to purchase 30,000 shares of Common Stock at an exercise price of $10 1/4 per share and to quarterly fees of $6,250 plus expense reimbursements.

    The Company has a financial advisory agreement with Messrs. Adelson and Cowen for consulting services on strategic opportunities, providing for success fees on any introduced acquisition or equity financing completed during the term of the agreement. The agreement provides for a cash fee equal to 2% of gross proceeds in an equity financing or, for an acquisition, 3% of pretax profits earned by the acquired operations over the three years after the transaction plus 1% of the consideration paid by the Company for the acquired operations. For either an equity financing or an acquisition, the agreement also provides for the issuance of warrants based on the terms of the particular transaction. In fiscal 1993, for services relating to the exercise of the Company's Series A Rights, which expired November 9, 1992, Messrs. Adelson and Cowen each received, in lieu of any cash fees, a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $3.00 and a five-year warrant to purchase 125,000 shares of Common Stock at an exercise price of $5.00 per share. In connection with the Common Stock offered hereby, Messrs. Adelson and Cowen will receive aggregate cash payments from the Company in an amount equal to 2% of the gross proceeds of the offering, and no additional compensation.

    As an incentive to serve on the Board of Directors Mr. Cowen was granted a five-year warrant in May 1996 to purchase 100,000 shares of Common Stock at an exercise price of $10 3/8 per share, representing the market price on the date of the grant.

    In order to improve financial performance, the Company implemented a cost reduction plan in 1995. Under the plan, each officer of the Company and its divisions worked for the minimum wage during a three month period beginning May 15, 1995. Each of these employees other than the Chairman received three year loans equal to their relinquished salary, with interest at 6.5% annually. The Chairman and each of the Presidents of the Company's two divisions continued to work for the minimum wage for the balance of the fiscal year, and the division Presidents received three year loans for the additional relinquished salary. At April 30, 1996, the aggregate outstanding balance of the employee loans was $340,000. The Company expects that repayment of the loans will be effected over the course of their terms by means of offsets against employee compensation. In the six months ended April 30, 1996, aggregate employee compensation of $86,000 was offset against outstanding loan balances and accrued interest. The Company does not expect to receive material amounts of cash in connection with the repayment of the loans.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 22,000,000 shares of Class A Common Stock ("Common Stock"), 2,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock, all of which have a par value of $1.00 per share.

COMMON STOCK

    DIVIDENDS. Both classes of the Company's common stock have identical cash and property dividend rights except that no cash or property dividend may be paid on the Class B Common Stock unless a dividend at least equal in amount is paid concurrently on the Common Stock. Cash or property dividends can be declared and paid on the Common Stock without being declared and paid on the Class B Common Stock.

    If a distribution is paid in shares of Common Stock or Class B Common Stock, the distribution may be paid only as follows: (i) shares of Common Stock may be paid to holders of shares of Common Stock, and shares of Class B Common Stock may be paid to holders of shares of Class B Common Stock; and (ii) the same number of shares shall be paid in respect of each outstanding share of Common Stock or Class B Common Stock. The Company may not subdivide or combine shares of either class without at the same time proportionately subdividing or combining shares of the other class.

    VOTING RIGHTS. Holders of Common Stock are entitled to elect 25% of the members of the Board of Directors (rounded to the next highest whole number) so long as the number of outstanding shares of Common Stock is at least 10% of the number of outstanding shares of both classes. Currently, the holders of Common Stock are entitled, as a class, to elect two directors of the Company, and the holders of the Class B Common Stock are entitled, as a class, to elect the remaining directors. As a result of this provision, the holders of a majority of the Class B Common Stock can and will continue to be able to elect a majority of the directors and thereby control the Company, regardless of the number of shares of Class B Common Stock outstanding from time to time. Directors may be removed, only for cause, by the holders of the class of common stock that elected them.

    Except for the election or removal of directors and for class votes as required by law or the Company's Restated Certificate of Incorporation, holders of both classes of common stock vote or consent as a single class on all matters, with each share of Common Stock having one-tenth vote per share and each share of Class B Common Stock having one vote per share.

    The outstanding shares of Common Stock currently represent approximately 92% of the total number of shares of both classes outstanding. If the number of outstanding shares of Common Stock should become less than 10% of the total number of shares of both classes, the holders of Common Stock would not have the right to elect 25% of the Company's directors, but would have one-tenth vote per share for all directors, and the holders of Class B Common Stock would have one vote per share for all directors.

    CONVERSION. At the option of the holder, each share of Class B Common Stock is convertible at any time into one share of Common Stock. Conversion of a significant number of shares of Class B Common Stock could put control of the Board of Directors into the hands of the holders of a relatively small equity interest in the Company who would continue to hold the Class B Common Stock. The Class A Common Stock is not convertible.

    OTHER RIGHTS. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. On liquidation, dissolution or winding up of the Company, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution. No shares of either class of common stock are subject to redemption. All outstanding shares are fully paid and nonassessable.

    TRANSFER AGENT. The transfer agent and registrar for shares of the Common Stock and Class B Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

PREFERRED STOCK

    No shares of Preferred Stock have been issued. The Company's Board of Directors is empowered to fix the designations, powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and the qualifications, limitations or restrictions of those preferences or rights. The voting rights of the Class B Common Stock described above are subject to voting rights that may be granted in connection with the creation of any series of Preferred Stock. However, no issue of Preferred Stock may change the ratio of one-tenth of a vote for each share of Common Stock to one vote for each share of Class B Common Stock.

WARRANTS

    The Company has agreed to sell to the Underwriter, for $0.001 per warrant, five-year warrants to purchase shares of Common Stock in an amount equal to 5% of the number of shares of Common Stock sold in this offering, expected to equal 100,000 shares (or 115,000 shares if the Underwriter's over-allotment option is exercised in full) (the "Underwriter Warrants"). The Underwriter Warrants will be exercisable at a price per share equal to 120% of the initial offering price per share to the public of the Common Stock offered hereby, commencing one year from the date of this Prospectus and expiring four years after such date. The Underwriter Warrants may also be converted into Common

Stock without any payment to the Company at a ratio equal to (i) the amount (if any) by which the market price of Common Stock on the date of conversion exceeds the exercise price of the Underwriter Warrants divided by (ii) the market price of the Common Stock on that day.

REGISTRATION RIGHTS

    The Company has granted certain registration rights to the holders of the Underwriter Warrants. The holders of a majority of the Underwriter Warrants may require once that the Company file a registration statement covering some or all of the Common Stock issuable upon exercise thereof (the "Underwriter Warrant Shares") at the Company's expense. Upon any request to file such a registration statement, the Company must give notice to the other holders of Underwriter Warrants, if any, and give them the opportunity to include their Underwriter Warrant Shares in the registration statement. The Company must keep the registration statement effective for the lesser of two years or until all the Underwriter Warrant Shares so registered have been sold. Holders of Underwriter Warrants may require the Company to file additional registration statements, but they must bear the costs associated with such additional registration statements. Holders of Underwriter Warrants also have certain "piggyback" registration rights. None of the registration rights may be exercised until one year after the date of this Prospectus.

DIRECTOR LIABILITY AND INDEMNIFICATION

    The Company's Restated Certificate of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of any duty owed to the Company or its stockholders, except liability for any breach of duty based upon an act or omission (i) in breach of his duty of loyalty to the Company or its stockholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by of an improper personal benefit. These exculpation provisions are effective to the fullest extent authorized or permitted by the laws of the State of New Jersey.

    The Company's Restated Certificate of Incorporation also provides that any present or future director or officer of the Company and certain other persons shall be indemnified by the Company against reasonable costs, expenses and legal fees paid or incurred in connection with any action, suit or proceeding to which they made a party by reason of being or having been engaged in that position, provided that certain conditions are met. Under the Company's Bylaws, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent, according to the standards and in the manner provided by applicable law.

    Each of the officers and directors of the Company is insured against certain liabilities that might be incurred in that capacity under a directors and officers insurance and reimbursement policy. If any claims are made against officers or directors of the Company or its subsidiaries for a Wrongful Act (as defined in the policy) while acting in that capacity, to the extent the Company or its subsidiary has made proper indemnification, the insurer will, subject to the retention amount, reimburse the Company or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that the Company or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay all of the Loss on the insured's behalf. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy. The retention amount under the policy is $250,000. The retention amount is first applied to the Company or its subsidiary. The retention amount is not applicable to officers or directors if the Company or its subsidiary is not permitted or required to indemnify them.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") between the Company and the Underwriter relating to the offering, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite the name listed below:

                                                                                    NUMBER OF
UNDERWRITERS                                                                         SHARES
- ---------------------------------------------------------------------------------  -----------
Pacific Growth Equities, Inc.....................................................

                                                                                   -----------
    Total........................................................................    2,000,000
                                                                                   -----------
                                                                                   -----------

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the shares of Common Stock offered hereby is subject to the approval of certain legal matters by counsel and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement relating to this offering is in effect and no proceedings for that purpose are pending before or threatened by the Securities and Exchange Commission ("SEC") and that there has been no material adverse change in the condition of the Company from that set forth in the Registration Statement. The Underwriter is obligated to take and pay for all of the shares offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The Underwriter has advised the Company that it proposes initially to offer shares directly to the public at the public offering price set forth on the cover page hereof. The Underwriter may allow to certain dealers a concession of not more than $ per share, and the Underwriter may allow, and such dealers
may re-allow, a  discount of not  more than $       per share  to certain  other
dealers. The offering price and other selling terms may be changed by the Underwriter. The Underwriter has informed the Company that it does not intend to confirm sales to accounts over which it has discretionary authority.

    The Company has granted to the Underwriter a 30-day option to purchase up to an aggregate of 300,000 shares of Common Stock at the price to the public less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriter may exercise this option only for the purpose of covering over-allotments made in connection with the sale of shares offered hereby.

    The Company's executive officers, directors and certain security holders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock (including shares of Class B Common Stock) for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriter. The Company has agreed not to issue, sell, offer or contract to sell, grant options to purchase or otherwise dispose of any securities of the Company for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriter, except that the Company may issue shares of Common Stock or Class B Common Stock without the consent of the Underwriter upon the exercise of outstanding stock options and warrants.

    The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or will contribute to payments the Underwriter may be required to make in respect thereof. In addition, the Company has agreed to reimburse the Underwriter for up to $50,000 of accountable fees and expenses and has agreed to issue and sell to the Underwriter, for nominal consideration, five-year warrants to purchase shares of Common Stock in an amount equal to 5% of the number of shares of Common Stock sold in this offering, expected to equal 100,000 shares (or 115,000 shares if the Underwriter's over-allotment option is exercised in full) (the "Underwriter Warrants"). The Underwriter Warrants will be exercisable at a price per share equal to 120% of the initial offering price per share to the public of the Common Stock offered hereby, commencing one year from the date of this Prospectus and expiring four years after such date. The terms of the Underwriter Warrants were established as the result of negotiations between the Company and the Underwriter. If the Underwriter Warrants are exercised, the Underwriter may realize additional compensation. By their terms, the Underwriter Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year, except to officers and partners of the Underwriter. The number of shares covered by the Underwriter Warrants and the exercise price thereof are subject to adjustment in certain events to prevent dilution. The Company has granted the holder or holders of the Underwriter Warrants certain registration rights. See "Description of Capital Stock -- Registration Rights."

    Upon consummation of this offering, the Company will pay Messrs. Adelson and Cowen, each a director of the Company, cash fees aggregating 2% of the gross proceeds of the offering. See "Certain Transactions."

    In connection with this offering, the Underwriter and certain selling group members (if any) who are qualifying registered market makers on Nasdaq may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 (the "Exchange Act") during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, its bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a prior period and must be discontinued when that limit is reached. Passive market making may stabilize the market price of the Common Stock above the level that would otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering are being passed upon for the Company by Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, P. O. Box 1945, Morristown, New Jersey 07962-1945. Certain legal matters in connection with this offering are being passed upon for the Underwriter by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, Three Embarcadero Center, 7th Floor, San Francisco, California 94111.

                                    EXPERTS

    The consolidated financial statements of Base Ten Systems, Inc. and subsidiaries as of October 31, 1994 and 1995, and for each of the three years in the period ended October 31, 1995, appearing in and incorporated by reference in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and incorporated by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy material and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth
Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citibank Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    The Company has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement and the exhibits thereto may be examined without charge at the public reference facility of the SEC, or obtained at prescribed rates from the public reference facilities maintained by the SEC at the addresses set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the SEC are incorporated herein by reference:

        1.  Annual Report on Form 10-K for the year ended October 31, 1995.

        2. Quarterly Report on Form 10-Q for the quarter ended January 31, 1996 and an Amendment thereto dated April 16, 1996 on Form 10-Q/A.

        3.  Quarterly Report on Form 10-Q for the quarter ended April 30, 1996.

        4. The Company's Proxy Statement for the Annual Meeting of Shareholders held on March 26, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and a part hereof from the date of filing of those documents.

    Any statement contained herein or in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a Prospectus is delivered, upon request, a copy of the documents incorporated by reference in this Prospectus (excluding exhibits thereto). Requests should be directed to Investor Relations, Base Ten Systems, Inc., One Electronics Drive, Trenton, New Jersey 08619, telephone: (609) 586-7010.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
BASE TEN SYSTEMS, INC. AND SUBSIDIARIES:
Consolidated Balance Sheets at October 31, 1995 and April 30, 1996 (unaudited).............................  F-2
Consolidated Statements of Operations for the six months ended April 30, 1995 and 1996 (unaudited).........  F-3
Consolidated Statement of Shareholders' Equity for the six months ended April 30, 1996 (unaudited).........  F-4
Consolidated Statements of Cash Flows for the six months ended April 30, 1995 and 1996 (unaudited).........  F-5
Notes to Interim Consolidated Financial Statements (unaudited).............................................  F-6
Report of Independent Auditors.............................................................................  F-9
Consolidated Balance Sheets at October 31, 1994 and 1995...................................................  F-10
Consolidated Statements of Operations for the three years ended October 31, 1995...........................  F-11
Consolidated Statements of Shareholders' Equity for the three years ended October 31, 1995.................  F-12
Consolidated Statements of Cash Flows for the three years ended October 31, 1995...........................  F-13
Notes to Consolidated Financial Statements.................................................................  F-14

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     ASSETS

                                                                                OCTOBER 31,
                                                                                   1995        APRIL 30, 1996
                                                                              ---------------  ---------------
CURRENT ASSETS:
  Cash......................................................................   $   7,221,000   $     1,994,000
  Accounts receivable (including unbilled receivables of $3,271,000 in 1995
   and $4,018,000 in 1996)..................................................       6,034,000         7,724,000
  Inventories...............................................................       3,151,000         2,911,000
  Current Portion of Employee Loan Receivable...............................         108,000           128,000
  Other current assets......................................................         536,000           533,000
                                                                              ---------------  ---------------
    TOTAL CURRENT ASSETS....................................................      17,050,000        13,290,000
  PROPERTY, PLANT AND EQUIPMENT.............................................       4,480,000         4,754,000
  EMPLOYEE LOAN RECEIVABLE..................................................         298,000           212,000
  OTHER ASSETS..............................................................       6,177,000         4,678,000
                                                                              ---------------  ---------------
                                                                               $  28,005,000   $    22,934,000
                                                                              ---------------  ---------------
                                                                              ---------------  ---------------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................................   $   1,246,000   $       973,000
  Accrued expenses..........................................................       1,454,000         1,861,000
  Income taxes payable......................................................       1,038,000         1,038,000
  Current Portion of Capital Lease Obligation...............................          42,000            43,000
                                                                              ---------------  ---------------
    TOTAL CURRENT LIABILITIES...............................................       3,780,000         3,915,000
LONG-TERM LIABILITIES:
Deferred Income Taxes.......................................................          83,000            77,000
Deferred Compensation.......................................................          90,000            12,000
Other Long-Term Liabilities.................................................         266,000           256,000
Capital Lease Obligation....................................................       3,525,000         3,502,000
                                                                              ---------------  ---------------
    TOTAL LONG-TERM LIABILITIES.............................................       3,964,000         3,847,000
COMMITMENTS AND CONTINGENCIES...............................................        --               --
SHAREHOLDERS' EQUITY
  Preferred Stock, $1.00 par value, authorized and unissued -- 1,000,000
   shares...................................................................        --               --
  Class A Common Stock, $1.00 par value, 22,000,000 shares authorized;
   issued and outstanding 7,216,195 shares in 1995 and 7,298,112 shares in
   1996.....................................................................       7,216,000         7,298,000
  Class B Common Stock, $1.00 par value, 2,000,000 shares authorized; issued
   and outstanding 458,474 shares in 1995 and 450,177 shares in 1996........         458,000           450,000
  Additional paid-in capital................................................      23,908,000        24,218,000
  Deficit...................................................................     (11,179,000)      (16,610,000)
                                                                              ---------------  ---------------
                                                                                  20,403,000        15,356,000
  Equity adjustment from foreign currency translation.......................        (142,000)         (184,000)
                                                                              ---------------  ---------------
                                                                                  20,261,000        15,172,000
                                                                              ---------------  ---------------
                                                                               $  28,005,000   $    22,934,000
                                                                              ---------------  ---------------
                                                                              ---------------  ---------------

            See Notes to Unaudited Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                     THREE MONTHS ENDED APRIL 30     SIX MONTHS ENDED APRIL 30
                                                    -----------------------------  ------------------------------
                                                        1995            1996            1995            1996
                                                    -------------  --------------  --------------  --------------
REVENUE
  Sales...........................................  $   5,171,000  $    3,768,000  $    7,921,000  $    7,379,000
  Other...........................................         86,000          27,000         213,000          91,000
                                                    -------------  --------------  --------------  --------------
                                                        5,257,000       3,795,000       8,134,000       7,470,000
                                                    -------------  --------------  --------------  --------------
COSTS AND EXPENSE:
  Cost of sales...................................      3,186,000       2,735,000       5,530,000       5,193,000
  Research and development........................        179,000         237,000         386,000         562,000
  Selling, general and administrative.............      1,602,000       2,019,000       3,242,000       3,895,000
  Write-off of software development costs.........       --             2,429,000        --             2,429,000
  Amortization....................................        140,000         334,000         187,000         561,000
  Interest........................................        139,000         132,000         282,000         261,000
                                                    -------------  --------------  --------------  --------------
                                                        5,246,000       7,886,000       9,627,000      12,901,000
                                                    -------------  --------------  --------------  --------------
EARNINGS/(LOSS) BEFORE INCOME TAXES...............         11,000      (4,091,000)     (1,493,000)     (5,431,000)
INCOME TAXES/(BENEFIT)............................          4,000         470,000        (520,000)       --
                                                    -------------  --------------  --------------  --------------
    NET EARNINGS (LOSS)...........................  $       7,000  $   (4,561,000) $     (973,000) $   (5,431,000)
                                                    -------------  --------------  --------------  --------------
                                                    -------------  --------------  --------------  --------------
NET EARNINGS (LOSS) PER COMMON SHARE..............  $         .01  $         (.59)           (.12)           (.70)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING........      7,339,109       7,717,112       7,169,613       7,708,454

            See Notes to Unaudited Consolidated Financial Statement

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                        SIX MONTHS ENDED APRIL 30, 1996
                                  (UNAUDITED)

                                          COMMON STOCK                                               EQUITY
                           -------------------------------------------                             ADJUSTMENT
                                                                                                      FROM
                                  CLASS A               CLASS B         ADDITIONAL                   FOREIGN
                           ---------------------  --------------------    PAID-IN                   CURRENCY     TREASURY
                            SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL      DEFICIT     TRANSLATION     STOCK
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
Balance -- October 31,
 1995....................  7,216,195  $7,216,000    458,474  $ 458,000  $23,908,000  $(11,179,000)  $(142,000)      --
  Conversions of Class B
   Common to Class A
   Common................        628       1,000       (628)    (1,000)     --            --           --           --
  Exercise of options....     81,189      81,000     --         --          310,000       --           --           (7,669)
  Issuance of Common
   Stock.................        100      --         --         --          --            --           --           --
  Foreign currency
   translation...........     --          --         --         --          --            --          (42,000)      --
  Retirement of Treasury
   Stock.................     --          --         (7,669)    (7,000)     --            --           --            7,669
  Net loss...............     --          --         --         --          --         (5,431,000)     --           --
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
Balance -- April 30,
 1996....................  7,298,112  $7,298,000    450,177  $ 450,000  $24,218,000  $(16,610,000)  $(184,000)      --
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------

                      See Notes to Consolidated Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                   SIX MONTHS ENDED APRIL 30,
                                                                                 ------------------------------
                                                                                      1995            1996
                                                                                 --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................................................  $     (973,000) $   (5,431,000)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
  Depreciation and amortization................................................         234,000         799,000
  Write-off of software development costs......................................        --             2,429,000
  Deferred gain on sale of building............................................         (15,000)       --
  Accounts Receivable..........................................................      (1,871,000)     (1,703,000)
  Inventories..................................................................        (350,000)        240,000
  Other current assets.........................................................        (375,000)        111,000
  Accounts payable.............................................................        (236,000)       (280,000)
  Accrued expenses.............................................................         621,000         324,000
  Customers' advance payments..................................................         985,000          93,000
  Deferred taxes...............................................................        --                (6,000)
  Deferred compensation........................................................         (65,000)        (78,000)
  Other assets.................................................................        (464,000)     (1,381,000)
  Other long-term liabilities..................................................        --                (9,000)
  Income taxes payable.........................................................        (520,000)       --
                                                                                 --------------  --------------
    NET CASH USED IN OPERATIONS................................................      (3,029,000)     (4,892,000)
                                                                                 --------------  --------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment -- net............................        (217,000)       (508,000)
  Decrease in long-term lease obligation -- net of current portion.............         (18,000)       --
                                                                                 --------------  --------------
    NET CASH USED IN INVESTING ACTIVITIES......................................        (235,000)       (508,000)
                                                                                 --------------  --------------
CASH FLOWS PROVIDED FROM FINANCING ACTIVITIES:
  Repayment of amounts borrowed................................................        --               (21,000)
  Proceeds from issuance of common stock.......................................       4,773,000         384,000
                                                                                 --------------  --------------
    NET CASH PROVIDED FROM FINANCING ACTIVITIES................................       4,773,000         363,000
  Effect of exchange rate change on cash.......................................          (8,000)       (190,000)
                                                                                 --------------  --------------
    NET INCREASE IN CASH.......................................................       1,501,000      (5,227,000)
CASH, beginning of period......................................................       1,868,000       7,221,000
                                                                                 --------------  --------------
    CASH, end of period........................................................  $    3,369,000  $    1,994,000
                                                                                 --------------  --------------
                                                                                 --------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.....................................  $      265,000  $      261,000
                                                                                 --------------  --------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Retirement of treasury stock.................................................  $       12,000  $        7,000
                                                                                 --------------  --------------

            See Notes to Unaudited Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        SIX MONTHS ENDED APRIL 30, 1996
                                  (UNAUDITED)

A.  DESCRIPTION OF BUSINESS
    Base Ten Systems, Inc. and subsidiaries (the "Company") design, develop, manufacture and market complex electronic systems for the defense industry and comprehensive software solutions for the pharmaceutical industry.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    1. In management's opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results are included for the interim periods presented.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The consolidated interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1995. The results of operations for the period ended April 30, 1996 are not necessarily indicative of the operating results for the full year.

    The financial information at the fiscal year ended October 31, 1995 is derived from the audited consolidated financial statements of the Company.

    2. BASIS OF PRESENTATION -- The Company's consolidated financial statements have been prepared on a historical cost basis.

    3. SOFTWARE REVENUE RECOGNITION -- The Company evaluates each product and order on an individual basis to determine the proper revenue recognition method. Contracts to deliver software which require significant customization or modification for an extended period of time are accounted for under the percentage of completion method. For the products or orders which are more standardized in nature, revenue is recognized on delivery.

    4. WRITEOFF OF CAPITALIZED SOFTWARE DEVELOPMENT COSTS -- A portion of the Company's software development costs since 1991 have been capitalized and included in other non-current assets in accordance with the Statement of Financial Accounting Standard No. 86, Accounting for Costs for Computer Software to be Sold, Leased or otherwise Marketed ("FAS 86"), requiring the amortization of these costs over the estimated economic life of the product. See "Other Assets" below. The Company performs quarterly reviews of the recoverability of its capitalized software costs based on anticipated revenues and cash flows from sales of these products.

      In the second quarter of fiscal 1996 the Company conducted its regular quarterly review of the recoverability of its capitalized software costs and determined that neither PRENVAL nor uPACS would achieve sufficient revenues in future periods to justify retention of the related capitalized costs. Accordingly the Company wrote off the $2.4 million balance of such capitalized costs. With respect to PRENVAL, it became apparent to the Company in late February 1996, after a discussion with the licensee, that market acceptance of the product was less than anticipated. Thereafter, in May 1996, the Company determined that the licensee had no current plans to market the product in the U.S. as was originally anticipated by the Company and that, as a result, sales would not exceed the amount necessary to generate royalties in excess of the minimum provided under the license. Effective as of the end of the second quarter of fiscal 1996, management resolved to suspend further development of PRENVAL. However, the Company will provide marketing support for the remainder of the license term. With respect to uPACS, the Company had implemented sales efforts in late 1995 and displayed the product at certain trade shows in Europe. In December 1995, sales were anticipated for early 1996. However, by early April 1996 it became clear that the anticipated sales would not materialize. The

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        SIX MONTHS ENDED APRIL 30, 1996
                                  (UNAUDITED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
Company concluded that the product, as it then existed, would not generate sufficient sales to recover the capitalized costs, and that only a new product with networking, communications and off-line measurement capabilities would be capable of producing acceptable sales volume.

    5. OTHER ASSETS -- Other assets at April 30, 1996 include $2,571,000 of software development costs that remain capitalized in accordance with FAS 86 after giving effect to the foregoing writeoff of unrecoverable development costs. See "Writeoff of Capitalized Software Development Costs" above. Amortization of the remaining capitalized software development costs is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for that product or (b) the straight-line method over the estimated economic life of the product.

    6. STATEMENT OF CASH FLOWS -- The Company considers all investments with a maturity date of three months or less at date of acquisition to be cash equivalents.

    7.   CHANGE IN PRESENTATION  -- Certain balance sheet  items for the interim
period  in  fiscal  1995  have  been   reclassified  to  conform  to  the   1996
presentation.

C.  INVENTORIES:
    Inventories are stated at the lower of cost (first-in, first-out method) or market.

                                                                        OCTOBER 31,      APRIL 30,
                                                                           1995            1996
                                                                      ---------------  -------------
Raw materials.......................................................   $   1,557,000    $ 1,208,000
Work in process.....................................................       1,515,000      1,668,000
Finished goods......................................................          95,000         80,000
                                                                      ---------------  -------------
                                                                           3,167,000      2,956,000
  Less advance payments.............................................          16,000         45,000
                                                                      ---------------  -------------
                                                                       $   3,151,000    $ 2,911,000
                                                                      ---------------  -------------
                                                                      ---------------  -------------

D.  PROPERTY, PLANT AND EQUIPMENT:
    Property, plant and equipment are summarized as follows:

                                                                       OCTOBER 31,
                                                                          1995        APRIL 30, 1996
                                                                     ---------------  --------------
Machinery and equipment............................................   $   8,853,000   $    9,320,000
Furniture and fixtures.............................................         617,000          647,000
Leased asset -- land and building..................................       3,600,000        3,600,000
Leasehold improvement..............................................          21,000           46,000
                                                                     ---------------  --------------
                                                                         13,091,000       13,613,000
  Less accumulated depreciation and amortization...................       8,611,000        8,859,000
                                                                     ---------------  --------------
                                                                      $   4,480,000   $    4,754,000
                                                                     ---------------  --------------
                                                                     ---------------  --------------

E.  LONG-TERM CAPITAL LEASE:

    LEASES.   The Company  entered  into a  sale  and leaseback  arrangement  on
October 28, 1995. Under the arrangement, the Company sold its building in Trenton, New Jersey and agreed to lease it back for a period of 15 years under terms that qualify the arrangement as a capital lease. The buyer/ lessor of the building is a partnership, one of the partners of which is a director and officer of the

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        SIX MONTHS ENDED APRIL 30, 1996
                                  (UNAUDITED)

E.  LONG-TERM CAPITAL LEASE: (CONTINUED)
Company and another is a director. A non-interest bearing security deposit of $550,000 was paid at closing and included in other non-current assets on the balance sheet. Interest is calculated under the effective interest method and depreciation will be taken using the straight line method over the term of the lease.

    The Company's future minimum lease payments in effect at April 30, 1996 are as follows:

FISCAL
- ---------------------------------------------------------------------
1996.................................................................  $     280,000
1997.................................................................        560,000
1998.................................................................        560,000
1999.................................................................        560,000
2000.................................................................        615,000
2001 and thereafter..................................................      5,970,000
                                                                       -------------
                                                                           8,545,000
  Less: Interest portion.............................................      5,000,000
                                                                       -------------
    Present value of net minimum payments............................  $   3,545,000
                                                                       -------------
                                                                       -------------

F.  NET LOSS PER SHARE:
    Loss per share for the periods ended April 30, 1995 and 1996 were calculated using the number of weighted average common shares outstanding for each period. The stock options and warrants would have an anti-dilutive effect on loss per share for the quarters ended, April 30, 1995 and 1996 and therefore were not included in the calculation of earnings per share.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Base Ten Systems, Inc.
Trenton, New Jersey 08619

    We have audited the consolidated balance sheets of Base Ten Systems, Inc. and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Base Ten Systems, Inc. and subsidiaries as of October 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 15, 1995

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                        OCTOBER 31,
                                                                              --------------------------------
                                                                                   1994             1995
                                                                              ---------------  ---------------
CURRENT ASSETS:
Cash........................................................................  $     1,868,000  $     7,221,000
Accounts receivable (including unbilled receivables of $2,006,000 in 1994
 and $4,421,000 in 1995)....................................................        5,068,000        7,184,000
Inventories.................................................................        2,411,000        3,151,000
Other current assets........................................................          417,000          644,000
                                                                              ---------------  ---------------
    TOTAL CURRENT ASSETS....................................................        9,764,000       18,200,000
PROPERTY, PLANT AND EQUIPMENT...............................................        4,582,000        4,480,000
OTHER ASSETS................................................................        3,263,000        5,325,000
                                                                              ---------------  ---------------
    TOTAL ASSETS............................................................  $    17,609,000  $    28,005,000
                                                                              ---------------  ---------------
                                                                              ---------------  ---------------


                                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses.......................................  $     2,541,000  $     2,700,000
Income taxes payable........................................................        1,363,000        1,038,000
Current portion of Capital Lease Obligation.................................        --                  42,000
                                                                              ---------------  ---------------
    TOTAL CURRENT LIABILITIES...............................................        3,904,000        3,780,000
                                                                              ---------------  ---------------
LONG-TERM LIABILITIES:
Deferred Income Taxes.......................................................          243,000           83,000
Deferred Compensation.......................................................          148,000           90,000
Other Long-Term Liabilities.................................................          282,000          266,000
Capital Lease Obligation....................................................        3,601,000        3,525,000
                                                                              ---------------  ---------------
    TOTAL LONG-TERM LIABILITIES.............................................        4,274,000        3,964,000
                                                                              ---------------  ---------------
COMMITMENTS AND CONTINGENCIES...............................................
SHAREHOLDERS' EQUITY
Preferred Stock, $1.00 par value, authorized and unissued -- 1,000,000
 shares.....................................................................        --               --
Class A Common Stock, $1.00 par value, 22,000,000 shares authorized; issued
 5,006,562 and 7,216,195 shares in 1994 and 1995, respectively..............        5,007,000        7,216,000
Class B Common Stock, $1.00 par value, 2,000,000 shares authorized; issued
 476,476 and 458,474 shares in 1994 and 1995, respectively..................          476,000          458,000
Additional paid-in capital..................................................       14,374,000       23,908,000
Deficit.....................................................................      (10,304,000)     (11,179,000)
                                                                              ---------------  ---------------
                                                                                    9,553,000       20,403,000
Equity adjustment from foreign currency translation.........................         (122,000)        (142,000)
                                                                              ---------------  ---------------
    TOTAL SHAREHOLDERS' EQUITY..............................................        9,431,000       20,261,000
                                                                              ---------------  ---------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............................  $    17,609,000  $    28,005,000
                                                                              ---------------  ---------------
                                                                              ---------------  ---------------

                See Notes to Consolidated Financial Statements.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEAR ENDED OCTOBER 31,
                                                                   ----------------------------------------------
                                                                        1993            1994            1995
                                                                   --------------  --------------  --------------
REVENUES
  Sales..........................................................  $   21,829,000  $   18,698,000  $   17,841,000
  Other..........................................................         433,000         584,000         466,000
                                                                   --------------  --------------  --------------
                                                                       22,262,000      19,282,000      18,307,000
COST AND EXPENSES:
  Cost of sales..................................................      14,958,000      12,996,000      11,813,000
  Research and development.......................................         403,000         887,000         863,000
  Selling, general and administrative............................       5,147,000       5,131,000       6,426,000
  Interest.......................................................         289,000         209,000         554,000
                                                                   --------------  --------------  --------------
                                                                       20,797,000      19,223,000      19,656,000
                                                                   --------------  --------------  --------------
EARNINGS/(LOSS) BEFORE INCOME TAXES..............................       1,465,000          59,000      (1,349,000)
INCOME TAX PROVISION/(BENEFIT)...................................         507,000          24,000        (474,000)
                                                                   --------------  --------------  --------------
NET EARNINGS/(LOSS)..............................................  $      958,000  $       35,000  $     (875,000)
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
NET EARNINGS/(LOSS) PER COMMON SHARE:
PRIMARY:
  Net earnings/(loss)............................................  $          .18  $          .03  $         (.13)
NET EARNINGS/(LOSS) PER COMMON SHARE:
FULLY DILUTED:
  Net earnings/(loss)............................................  $          .17  $          .03  $         (.13)

                See Notes to Consolidated Financial Statements.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                          COMMON STOCK                                               EQUITY
                           -------------------------------------------                             ADJUSTMENT
                                                                                                      FROM
                                  CLASS A               CLASS B         ADDITIONAL                   FOREIGN
                           ---------------------  --------------------    PAID-IN                   CURRENCY
                            SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL      DEFICIT     TRANSLATION   TREASURY
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
BALANCE:
October 31, 1992.........  2,953,557  $2,953,000    641,012  $ 641,000  $ 9,811,000  $(11,297,000)  $(134,000)      --
Conversions of Class B
 Common to Class A
 Common..................    156,939     157,000   (156,939)  (157,000)     --            --           --           --
Exercise of Options......    194,102     194,000     74,038     74,000      397,000       --           --          (42,428)
Exercise of Rights.......  1,037,160   1,037,000     --         --        1,409,000       --           --           --
Exercise of Warrants.....    345,700     346,000     --         --        1,627,000       --           --           --
Issuance of Common
 Stock...................      1,640       2,000     --         --            9,000       --           --           --
Foreign currency
 translation.............     --          --         --         --          --            --          (28,000)      --
Retirement of treasury
 stock...................    (42,428)    (42,000)    --         --          --            --           --           42,428
Net Earnings/(Loss)......     --          --         --         --          --            958,000      --           --
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
BALANCE:
October 31, 1993.........  4,646,670   4,647,000    558,111    558,000   13,253,000   (10,339,000)   (162,000)      --
Conversions of Class B
 Common to Class A
 Common..................     81,635      82,000    (81,635)   (82,000)     --            --           --           --
Exercise of Options......     87,561      88,000     --         --          185,000       --           --          (13,631)
Exercise of Rights.......        305      --         --         --          --            --           --           --
Exercise of Warrants.....    204,022     204,000     --         --          936,000       --           --           --
Foreign currency
 translation.............     --          --         --         --          --            --           40,000       --
Retirement of treasury
 stock...................    (13,631)    (14,000)    --         --          --            --           --           13,631
Net Earnings/(Loss)......     --          --         --         --          --             35,000      --           --
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
BALANCE:
October 31, 1994.........  5,006,562   5,007,000    476,476    476,000   14,374,000   (10,304,000)   (122,000)      --
Conversions of Class B
 Common to Class A
 Common..................     20,896      21,000    (20,896)   (21,000)     --            --           --           --
Exercise of Options......    123,131     123,000      5,000      5,000      400,000       --           --          (13,743)
Exercise of Rights.......    828,542     828,000     --         --        3,444,000       --           --           --
Exercise of Warrants.....  1,248,701   1,249,000     --         --        5,690,000       --           --           --
Foreign currency
 translation.............     --          --         --         --          --            --          (20,000)      --
Retirement of treasury
 stock...................    (11,637)    (12,000)    (2,106)    (2,000)     --            --           --           13,743
Net Earnings/(Loss)......     --          --         --         --          --           (875,000)     --           --
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
BALANCE:
October 31, 1995.........  7,216,195  $7,216,000    458,474  $ 458,000  $23,908,000  $(11,179,000)  $(142,000)      --
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------
                           ---------  ----------  ---------  ---------  -----------  ------------  -----------  -----------

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED OCTOBER 31,
                                                                       -------------------------------------------
                                                                           1993           1994           1995
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings/(loss)................................................  $     958,000  $      35,000  $    (875,000)
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH (USED IN)/PROVIDED
 FROM OPERATING ACTIVITIES:
Depreciation and amortization........................................        671,000        586,000      1,106,000
Deferred gain on sale of building....................................       --             (282,000)       (17,000)
Deferred income taxes................................................        187,000       (290,000)      (149,000)
Accounts receivable..................................................     (1,527,000)       228,000     (2,116,000)
Inventories..........................................................        411,000       (269,000)      (740,000)
Other current assets.................................................        148,000        303,000       (237,000)
Accounts payable and accrued expenses................................       (408,000)      (398,000)       162,000
Deferred compensation................................................        (14,000)       (23,000)       (58,000)
Other assets.........................................................       (378,000)    (2,171,000)    (2,696,000)
Income taxes payable.................................................        316,000        314,000       (325,000)
                                                                       -------------  -------------  -------------
NET CASH PROVIDED FROM (USED IN)/ OPERATIONS.........................        364,000     (1,967,000)    (5,945,000)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment -- net....................       (479,000)      (306,000)      (350,000)
Proceeds from sale of land and building..............................       --            3,600,000       --
                                                                       -------------  -------------  -------------
NET CASH (USED IN)/PROVIDED FROM INVESTING ACTIVITIES................       (479,000)     3,294,000       (350,000)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of amounts borrowed........................................     (1,855,000)    (4,711,000)       (34,000)
Proceeds from the issuance of common stock...........................      5,053,000      1,399,000     11,725,000
                                                                       -------------  -------------  -------------
NET CASH PROVIDED FROM/(USED IN) FINANCING ACTIVITIES................      3,198,000     (3,312,000)    11,691,000
Effect of exchange rate changes on cash..............................        (16,000)        50,000        (43,000)
                                                                       -------------  -------------  -------------
NET INCREASE/(DECREASE) IN CASH......................................      3,067,000     (1,935,000)     5,353,000
CASH, beginning of year..............................................        736,000      3,803,000      1,868,000
                                                                       -------------  -------------  -------------
CASH, end of year....................................................  $   3,803,000  $   1,868,000  $   7,221,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest...............................  $     259,000  $     173,000  $     527,000
                                                                       -------------  -------------  -------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Retirement of treasury stock.........................................  $      42,000  $      14,000  $      14,000
                                                                       -------------  -------------  -------------

                 See Notes to Consolidated Financial Statements

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

A.  DESCRIPTION OF BUSINESS
    Base Ten Systems, Inc. and subsidiaries (the "Company") designs and manufactures proprietary weapons control systems employing microprocessors and advanced software for use in military aircraft and builds custom designed electronic assemblies as a subcontractor to prime government contractors. In addition, the Company develops batch processing control, medical screening and image archiving software and designs and builds proprietary electronic systems for use in secure communications.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    1. BASIS OF PRESENTATION -- The Company's consolidated financial statements have been prepared on an historical cost basis.

    2. PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company. All significant intercompany accounts, transactions and profits have been eliminated.

    3. REVENUE RECOGNITION -- Earnings on long-term contracts are recognized on the percentage-of-completion or unit-of-delivery basis. On contracts where the percentage-of-completion method is used, costs and estimated earnings in excess of progress billings are presented as unbilled receivables. Unbilled costs on unit-of-delivery contracts are included in inventory. Payments received in excess of costs incurred on long-term contracts are recorded as customers' advance payments, which are included as a reduction of inventory on the balance sheet.

    4. INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

    Inventoried costs on contracts include direct material, labor and applicable overhead. In accordance with industry practice, inventoried costs include amounts relating to contracts with a long production cycle, some of which are not expected to be realized within one year.

    5. PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are carried at cost and depreciated over estimated useful lives, principally on the straight-line method. The estimated useful lives used for the determination of depreciation and amortization are:

Leased asset -- building.............................       15 years
Machinery and equipment..............................  3 to 10 years
Furniture and fixtures...............................  3 to 20 years

    6. OTHER ASSETS -- Included in other non-current assets are software development costs capitalized in accordance with Statement of Financial Accounting Standard No. 86, "Accounting for Costs for Computer Software to be Sold, Leased or Otherwise Marketed". As of October 31, 1994 and 1995, capitalized software development costs (net of amortization) were $2,070,000 and 3,773,000, respectively. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for that product or (b) the straight-line method over the estimated economic life of the product of four to five years. For the year ended October 31, 1995, amortization of software development costs was $630,000. The Company performs periodic reviews of the recoverability of its capitalized software costs based on anticipated revenues and cash flows from sales of these products.

    7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES -- Included in accounts payable and accrued expenses are accrued vacation costs aggregating $486,000 and $122,000 in fiscal 1994 and 1995, respectively, accrued payroll of $271,000 and $347,000 in fiscal 1994 and 1995, respectively, and accounts payable of $1,078,000 and $1,340,000 in fiscal 1994 and 1995, respectively. The decrease in accrued vacation cost is primarily due to a one time reduction in vacation entitlement in fiscal 1995.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    8. STATEMENT OF CASH FLOWS -- For the purposes of the statement of cash flows, the Company considers all investments with a maturity of three months or less at date of acquisition to be cash equivalents.

    9. RECENTLY ISSUED ACCOUNTING STANDARD -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

    Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the Company had applied the new method of accounting.

    The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has not yet determined if it will elect to change to the fair value method, nor has it determined the effect the new standard will have on net income and earnings per share should it elect to make such a change. Adoption of the new standard will have no effect on the Company's cash flows.

    10. EMPLOYEE LOANS -- The Company has loans amounting to $406,000 due from each of its Corporate and Divisional Officers which will be repaid monthly including interest at 6.5% beginning February, 1996 through January 31, 1999.

C.  INVENTORIES

                                                                               OCTOBER 31,
                                                                      ------------------------------
                                                                           1994            1995
                                                                      --------------  --------------
Raw materials.......................................................  $    1,795,000  $    1,557,000
Work in progress....................................................         848,000       1,515,000
Finished goods......................................................         110,000          95,000
                                                                      --------------  --------------
                                                                           2,753,000       3,167,000
Less advance payments...............................................         342,000          16,000
                                                                      --------------  --------------
                                                                      $    2,411,000  $    3,151,000
                                                                      --------------  --------------
                                                                      --------------  --------------

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

D.  PROPERTY, PLANT AND EQUIPMENT

                                                                               OCTOBER 31,
                                                                      ------------------------------
                                                                           1994            1995
                                                                      --------------  --------------
Leasehold improvement...............................................  $     --        $       21,000
Machinery and equipment.............................................       8,581,000       8,853,000
Furniture and fixtures..............................................         608,000         617,000
Leased asset -- land and building...................................       3,600,000       3,600,000
                                                                      --------------  --------------
                                                                          12,789,000      13,091,000
Less accumulated depreciation.......................................       8,207,000       8,611,000
                                                                      --------------  --------------
                                                                      $    4,582,000  $    4,480,000
                                                                      --------------  --------------
                                                                      --------------  --------------

    Maintenance and repairs charged to costs and expenses amounted to $353,000, $239,000 and $240,000 in fiscal 1993, 1994, and 1995, respectively.

E.  INCOME TAXES

      INCOME TAXES -- Effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which requires a change from the deferred method's income statement approach of accounting for income taxes to an asset and liability approach of accounting for income taxes. Under the asset and liability approach, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This change had no effect on the Company's statement of operations.

    The provision (benefit) for income taxes includes the following:

                                                                         YEAR ENDED OCTOBER 31,
                                                                 ---------------------------------------
                                                                    1993          1994          1995
                                                                 -----------  ------------  ------------
Current:
Federal........................................................  $   275,000  $    259,000  $   (325,000)
State..........................................................       41,000        55,000       --
Foreign........................................................      --            --            --
                                                                 -----------  ------------  ------------
    Total Current..............................................      316,000       314,000      (325,000)
                                                                 -----------  ------------  ------------
Deferred:
Federal........................................................      191,000      (239,000)     (124,000)
State..........................................................      --            (51,000)      (25,000)
Foreign........................................................      --            --            --
                                                                 -----------  ------------  ------------
    Total Deferred.............................................      191,000      (290,000)     (149,000)
                                                                 -----------  ------------  ------------
                                                                 $   507,000  $     24,000  $   (474,000)
                                                                 -----------  ------------  ------------
                                                                 -----------  ------------  ------------

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

E.  INCOME TAXES (CONTINUED)
    A reconciliation of the Company's effective rate to the U.S. statutory rate is as follows:

                                                                            PERCENTAGE OF PRE-TAX EARNINGS
                                                                         -------------------------------------
                                                                                YEAR ENDED OCTOBER 31,
                                                                         -------------------------------------
                                                                            1993         1994         1995
                                                                         -----------  -----------  -----------
Federal tax (benefit)/provisions at applicable statutory rates.........       34.0%        34.0%       (34.0)%
Increases (decreases) in income taxes resulting from:
  State tax benefit, net of Federal tax effect.........................        1.0          7.0         (4.0)
  Net changes in current and deferred valuation allowances.............      --           --             6.9
  Other, net...........................................................      --           --            (4.0)
                                                                               ---          ---        -----
                                                                              35.0%        41.0%       (35.1)%
                                                                               ---          ---        -----
                                                                               ---          ---        -----

    The components of the deferred tax assets and liabilities as follows:

                                                                                 OCTOBER 31,
                                                                         ----------------------------
                                                                             1994           1995
                                                                         ------------  --------------
CURRENT
Vacation...............................................................  $     25,000  $       46,000
Deferred compensation..................................................        59,000          34,000
Other..................................................................        10,000           3,000
                                                                         ------------  --------------
    Total current assets...............................................  $     94,000  $       83,000
                                                                         ------------  --------------
                                                                         ------------  --------------
NONCURRENT
Deferred gain on sale leaseback........................................  $    111,000  $      101,000
Depreciation...........................................................      (354,000)       (315,000)
Net operating loss carryforwards.......................................       --              681,000
Research and development and investment tax credits carryforwards......       500,000         528,000
Valuation allowance....................................................      (500,000)     (1,078,000)
                                                                         ------------  --------------
    Total noncurrent liabilities.......................................  $   (243,000) $      (83,000)
                                                                         ------------  --------------
                                                                         ------------  --------------

    The research and development and investment tax credits and the net operating loss carryforward are available to offset future taxable earnings of the Company. SFAS No. 109 requires that a valuation allowance be created and offset against the deferred tax assets if, based on existing facts and circumstances, it is more likely than not that some portion or all of the deferred asset will not be realized. The valuation allowance will be adjusted when the credits are realized or when, in the opinion of management, sufficient additional positive evidence exists regarding the likelihood of their realization. The reductions, if any, will be reflected as a component of income tax expense.

    The total current amounts presented above are included in other current assets on the balance sheet.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

E.  INCOME TAXES (CONTINUED)
    The components of earnings/(loss) before income taxes were as follows:

                                                                       YEAR ENDED OCTOBER 31,
                                                              -----------------------------------------
                                                                  1993          1994          1995
                                                              -------------  ----------  --------------
Domestic....................................................  $   1,377,000  $   79,000  $   (1,343,000)
Foreign.....................................................         88,000     (20,000)         (6,000)
                                                              -------------  ----------  --------------
                                                              $   1,465,000  $   59,000  $   (1,349,000)
                                                              -------------  ----------  --------------
                                                              -------------  ----------  --------------

F.  NET EARNINGS/(LOSS) PER SHARE
    Primary and fully diluted earnings per share for fiscal years ended October 31, 1993, 1994, and 1995 were calculated using the following number of weighted average common shares outstanding:

                                                                    1993         1994         1995
                                                                 -----------  -----------  -----------
Primary........................................................    7,131,135    7,568,681    6,925,744
Fully Diluted..................................................    7,135,538    7,568,927    6,925,744

    Primary and fully diluted earnings per common share were computed based on the assumption that certain dilutive stock options were exercised for the years ended October 31, 1993 and 1994. The dilutive effect of the stock options, warrants and rights was determined using the modified treasury stock method in 1993 and 1994.

    The stock options, warrants and rights would have an anti-dilutive effect on earnings per share for the year ended October 31, 1995 and therefore were not included in the calculation of weighted average shares outstanding for both primary and fully diluted earnings per share.

G.  GEOGRAPHIC AND SEGMENT INFORMATION
    The following tabulation details the Company's operations in different geographic areas for the years ended October 31, 1993, 1994 and 1995.

                                                      UNITED STATES     EUROPE      ELIMINATION     CONSOLIDATED
                                                      --------------  -----------  --------------  --------------
Year Ended October 31, 1993:
Revenues from unaffiliated sources..................  $   22,085,000  $   177,000  $     --        $   22,262,000
                                                      --------------  -----------  --------------  --------------
Operating profit....................................  $    1,666,000  $    88,000  $     --        $    1,754,000
                                                      --------------  -----------  --------------  --------------
Identifiable assets at October 31, 1993:............  $   17,297,000  $   536,000  $     (578,000) $   17,255,000
                                                      --------------  -----------  --------------  --------------
Year Ended October 31, 1994:
Revenues from unaffiliated sources..................  $   19,268,000  $    14,000  $     --        $   19,282,000
                                                      --------------  -----------  --------------  --------------
Operating profit/loss...............................  $      288,000  $   (20,000) $     --        $      268,000
                                                      --------------  -----------  --------------  --------------
Identifiable assets at October 31, 1994:............  $   17,664,000  $   398,000  $     (453,000) $   17,609,000
                                                      --------------  -----------  --------------  --------------
Year Ended October 31, 1995:
Revenues from unaffiliated sources..................  $   17,925,000  $   382,000  $     --        $   18,307,000
                                                      --------------  -----------  --------------  --------------
Operating loss......................................  $     (789,000) $    (6,000) $     --        $     (795,000)
                                                      --------------  -----------  --------------  --------------
Identifiable assets at October 31, 1995:............  $   28,063,000  $   960,000  $   (1,018,000) $   28,005,000
                                                      --------------  -----------  --------------  --------------

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

G.  GEOGRAPHIC AND SEGMENT INFORMATION (CONTINUED)
    The Company's business is composed of two industry segments: government technology and medical technology. A summary of information relating to these divisions is presented below for the year ended October 31, 1995. Prior to 1995, the Medical Technology Division was considered insignificant and therefore not presented.

                                                      GOVERNMENT       MEDICAL
                                                      TECHNOLOGY      TECHNOLOGY
                                                       SEGMENT         SEGMENT          OTHER       CONSOLIDATED
                                                    --------------  --------------  -------------  --------------
Year Ended October 31, 1995:
Revenues..........................................  $   15,597,000  $    2,244,000  $     466,000  $   18,307,000
                                                    --------------  --------------  -------------  --------------
Operating profit (loss):..........................  $    1,017,000  $   (2,278,000) $     466,000  $     (795,000)
                                                    --------------  --------------  -------------  --------------
Identifiable assets at October 31, 1995...........  $   11,433,000  $    7,003,000  $   9,569,000  $   28,005,000
                                                    --------------  --------------  -------------  --------------
Depreciation and amortization:....................  $      257,000  $      685,000  $     164,000  $    1,106,000
                                                    --------------  --------------  -------------  --------------
Capital expenditures:.............................  $      118,000  $      218,000  $      14,000  $      350,000
                                                    --------------  --------------  -------------  --------------

    Operating profit (loss) includes all revenues and expenses of the reportable segment, except for interest income, dividend income, other income and exchange losses. These items are shown as part of the "other."

    Identifiable assets are assets used in the operation of each segment. Other identifiable assets consist primarily of cash and assets that are corporate owned.

    Total Government Technology sales in the amounts of $3,825,000, $4,289,000 and $4,633,000 in fiscal 1993, 1994 and 1995, respectively, were made to a single European customer. All sales were export sales and are included in the United States sales to unaffiliated customers. In 1995, three domestic customers accounted for sales of $1,037,000, $1,619,000 and $3,540,000, respectively. As provided in several contracts, customers advance funds to the Company for the purpose of purchasing inventory. The related advances have been offset against these inventories.

H. COMMITMENTS AND CONTINGENCIES

    CHANGE IN CONTROL. The Company has agreements with three of its executive officers providing severance payments if the executive's employment is terminated within three years after a change in control of the Company (i) by the Company for reasons other than death, disability or cause or (ii) by the executive for good reason. The amount of the severance payment is 2.99 times total average compensation and cost of employee benefits for each of the five years prior to the change in control, subject to a maximum equal to the amount deductible by the Company under the Internal Revenue Code.

    EMPLOYMENT AGREEMENTS. The Company has employment agreements with four key employees. Three of the agreements provide for one year of compensation in the aggregate of $600,000 plus normal benefits and any amounts due under incentive compensation plans in the event the employee is terminated without cause. The fourth agreement provides for a lump sum payment in the amount of $150,000 in the event of retirement subsequent to October 31, 1996.

    CONSULTING AGREEMENT. The Company has a consulting agreement providing one of its directors compensation in the amount of $230,000 in fiscal 1996 and $155,000 in fiscal 1997 for technical and marketing services. This agreement is cancelable with three months notice by either party and expires on May 31, 1998.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

H. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LEASES. The Company entered into a sale and leaseback arrangement on October 28, 1994. Under the arrangement, the Company sold its main building in Trenton, New Jersey and agreed to lease it back for a period of 15 years under terms that qualify the arrangement as a capital lease. The buyer/lessor of the building was a partnership, one of the partners of which is an officer and director of the Company. In addition, a non-interest bearing security deposit of $550,000 was paid at closing and included in other non-current assets on the balance sheet. Interest is calculated under the effective interest method and depreciation is taken using the straight line method over the term of the lease.

    The Company's future minimum lease payments related to the sale-leaseback arrangement in effect at October 31, 1995 are as follows:

FISCAL
- --------------------------------------------------------------------
1996................................................................         560,000
1997................................................................         560,000
1998................................................................         560,000
1999................................................................         560,000
2000................................................................         615,000
2001 and thereafter.................................................       5,971,000
                                                                      --------------
                                                                           8,826,000
Less interest portion...............................................      (5,259,000)
                                                                      --------------
Present value of net minimum payments...............................  $    3,567,000
                                                                      --------------
                                                                      --------------

I.  DEFERRED COMPENSATION PLANS
    The Company has a non-qualified deferred compensation plan that provides for compensation payments to a key individual. Distributions are made five years after amounts are earned.

J.  STOCK OPTION PLANS, WARRANTS AND RIGHTS
    The Company's 1990 Incentive Stock Option Plan reserves 484,000 shares of either Class A or Class B Common Stock for purchase upon the exercise of options that may be granted at not less than the fair market value as of the date of grant and that are exercisable over a period not to exceed ten years. There are no options available for grant under this plan.

    The Company's 1992 Stock Option Plan reserves 700,000 shares of Class A Common Stock for purchase upon the exercise of options. Approximately 44,000 options remain available for grant under this plan. Options may not be granted at less than fair market value as of the date of grant and are exercisable over a period not to exceed ten years.

    The Company's discretionary compensation plan reserves 400,000 shares of Class A Common Stock for issuance upon the exercise of options. Approximately 34,000 options remain available for grant under this plan. Options may not be granted at less than fair market value as of the date of grant and are exercisable over a period not to exceed ten years.

                    BASE TEN SYSTEMS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED OCTOBER 31, 1993, 1994 AND 1995

J.  STOCK OPTION PLANS, WARRANTS AND RIGHTS (CONTINUED)
    Information with respect to the aforementioned stock option plans is summarized as follows:

                                                                                 CLASS A     CLASS B     TOTAL
                                                                                ----------  ---------  ----------
Outstanding at October 31, 1992 ($1.25 to $11.59 per share)...................     607,305     83,984     691,289
Granted ($7.00 to $8.875 per share)...........................................     176,300     --         176,300
Exercised ($1.25 to $4.00 per share)..........................................    (194,102)   (74,038)   (268,140)
Canceled ($3.00 per share)....................................................        (172)    --            (172)
                                                                                ----------  ---------  ----------
Outstanding at October 31, 1993 ($3.00 to $11.59 per share)...................     589,331      9,946     599,277
Granted ($7.93 per share).....................................................     400,170     --         400,170
Exercised ($3.00 to $8.625 per share).........................................     (87,561)    --         (87,561)
Canceled ($8.00 - $8.625 per share)...........................................     (31,450)    --         (31,450)
Expired ($10.00 to $11.59)....................................................      (2,182)    --          (2,182)
                                                                                ----------  ---------  ----------
Outstanding at October 31, 1994 ($3.00 to $8.875 per share)...................     868,308      9,946     878,254
Granted ($6.625 to $11.25 per share)..........................................      46,000     --          46,000
Exercised ($3.00 to $8.625 per share).........................................    (104,431)    (5,000)   (109,431)
Canceled ($8.625 per share)...................................................     (26,483)    --         (26,483)
                                                                                ----------  ---------  ----------
Outstanding at October 31, 1995 ($3.00 to $11.25 per share)...................     783,394      4,946     788,340
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------
Exercisable at October 31, 1995...............................................     753,393      4,946     758,339
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------

    The Company has issued 665,000 warrants and 332,000 options to consultants and three non-management directors at prices ranging from $3.00 to $9.375, expiring from 1997 to 2004. One consultant and one director have exercised warrants or options for a total of 20,000 shares during fiscal 1995 at prices ranging from $3.4375 to $7.25 per share. None of these warrants or options have expired to date. Included in the above are 250,000 warrants issued to consultants for services related to the promotion and selling of the Company's stock at an exercise price which was less than the fair market value of the stock at the date of grant. The remaining options and warrants were issued at fair market value at the date of grant.

    During fiscal 1995, the Board of Directors issued options to various employees to purchase a total of 75,000 shares of Class A Common Stock. The options have exercise prices ranging from $7.25 to $8.50 per share (fair market value at the date of grant) and expire in 2000.

    The Company has adopted a 1995 Incentive Stock Option Plan subject to shareholder approval at the 1996 Annual Meeting of Shareholders. The plan reserves 750,000 shares of Class A Common Stock. Options may not be granted at less than fair market value as of the date of grant and are exercisable over a period not to exceed ten years. In October, 1995, the Company granted to employees options to purchase 420,050 Class A Common Shares at either $10 7/8 or 11 15/16 per share (fair market value at the date of grant), exercisable at various rates through 2005.

K. EMPLOYEE BENEFIT PLAN
    In 1986, the Company adopted a benefit plan under section 401(k) of the Internal Revenue Code. In 1992, the plan was amended to discontinue the Company's contribution. The plan allows all employees to defer up to 17% of their pretax income through contributions to the plan.

                    [REVERSE SIDE OF TABLE OF CONTENTS PAGE]

                          PICTURE COLLAGE OF PRODUCTS

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
Risk Factors...................................           4
The Company....................................           9
Use of Proceeds................................          10
Capitalization.................................          11
Price Range of Common Stock and Dividends......          12
Selected Consolidated Financial Data...........          13
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          14
Business.......................................          20
Management.....................................          33
Principal Stockholders.........................          38
Certain Transactions...........................          39
Description of Capital Stock...................          40
Underwriting...................................          43
Legal Matters..................................          44
Experts........................................          44
Available Information..........................          45
Incorporation of Certain Information by
 Reference.....................................          45
Index to Financial Statements..................         F-1

                                2,000,000 SHARES

                             BASE TEN SYSTEMS, INC.

                              CLASS A COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         PACIFIC GROWTH EQUITIES, INC.

                                 JUNE   , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................  $     9,765.00
NASD filing fee.............................................        3,331.00
Blue sky fees and expenses..................................        5,000.00*
Printing and engraving costs................................      100,000.00*
Legal fees..................................................      400,000.00*
Accounting fees.............................................      150,000.00*
Cash fees...................................................      500,000.00
Nasdaq fee..................................................       17,500.00
Miscellaneous...............................................      114,404.00
                                                              --------------
    Total...................................................  $ 1,300,000.00*
                                                              --------------
                                                              --------------

- ------------------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 9 of the Company's Restated Certificate of Incorporation, as amended, provides that any present or future director or officer of the Company, and any present or future director or officer of any other company serving as such at the request of the Company, or the legal representative of any such director or officer, shall be indemnified by the Company against reasonable costs, expenses (exclusive of any amount paid to the Company in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such director or officer or his legal representative may be made a party by reason of his being or having been such director or officer; provided that, (i) said action, suit or proceeding shall be prosecuted against such director or officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such director or officer, or (ii) said action, suit or proceeding shall be settled or otherwise terminated as against such director or officer or his legal representative without a final determination on the merits and it shall be determined by a majority of the members of the Board of Directors who are not parties to said action, suit or proceeding, or by a person or persons specially appointed by the Board of Directors to determine the same that said director or officer has not in any substantial way been derelict in the performance of his duties as charged in such action, suit or proceeding. The foregoing right of indemnification shall not be exclusive of other rights to which such director or officer or legal representative may be entitled by law, and shall inure to the benefit of the heirs, executors or administrators of such director or officer.

    Article 10 of the Company's Restated Certificate of Incorporation, as amended, provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such director's or officer's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such director or officer of an improper personal benefit. As used in this Article, an act or omission in breach of a director's or officer's duty of loyalty means an act or omission which such director or officer knows or believes to be contrary to the best interests of the Company or its shareholders in connection with a matter in which such director or officer has a material conflict of interest. The provisions of this Article shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the provisions of this Article nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director or officer of the Company which exists at the time of such repeal or modification.

    Article X of the Company's Bylaws, as amended, provides as follows:

    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent, according to the standards and in the manner provided by applicable law.

    To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

    The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Company, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article X. Nothing in this paragraph shall obligate the Company to indemnify any person to any extent other than as provided in the foregoing paragraphs of this Article X.

    Statutory authority for indemnification of and insurance for the Company's directors and officers is contained in the New Jersey Business Company Act (the "Act"), in particular Section 14A:3-5 of the Act, the material provisions of which are summarized as follows:

    Directors and officers may be indemnified in non-derivative proceedings against settlements, judgments, fines and penalties and against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was unlawful. In derivative proceedings such persons may be indemnified against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, but not against settlements, judgments, fines or penalties except that, without a court determination as to entitlement to indemnity, no indemnity may be provided to a person who has been adjudged liable to the Company. In all cases, the Act provides that indemnification may only be made by the Company (unless ordered by a court) only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct required of the person, requires a person to be indemnified for reasonable expenses (including counsel fees) to the extent he has been successful in any proceeding and permits a Company to advance expenses upon an undertaking for repayment if it shall be ultimately determined that the director or officer is not entitled to indemnification. The indemnification and advancement of expenses provided by or granted pursuant to the Act is not exclusive of other rights of indemnification to which a corporate agent may be entitled under a certificate of in Company, bylaw, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of a director or officer if a final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions were in breach of his duty of loyalty to the Company or its shareholders, were not in good faith or involved a knowing violation of law, or resulted in receipt by the director or officer of an improper personal benefit. A Company may purchase and maintain insurance on behalf of any directors and officers against expenses incurred in any proceeding and liabilities asserted against them by reason of being or having been a director of officer, whether or not the Company would have the power to indemnify the directors or officers against such expenses and liabilities under the statute.

    Each of the officers and directors of the Company is insured against certain liabilities which he might incur in his capacity as an officer or director of the Company or its subsidiaries pursuant to a directors and officers insurance and reimbursement policy. The general effect of the policy is that if any claims are made against officers or directors of the Company or its subsidiaries or any of them for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, to the extent the Company or its subsidiary has properly indemnified such officers and directors, the insurer will, subject to the retention amount, reimburse the Company or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that the Company or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay on behalf of such officer or director 100% of the Loss. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy.

    The retention amount under the policy is $250,000. The retention amount is first applied to the Company or its subsidiary. The retention amount is not applicable to officers or directors if the Company or its subsidiary is not permitted or required to indemnify the officers or directors. If, however, the Company or its subsidiary is permitted or required to indemnify the officers or directors, then the retention amount does apply to them.

    Under the policy, the term "Wrongful Act" means any actual or alleged error, or misstatement, or misleading statement, or act, or omission, or neglect or breach of duty by the directors or officers in their capacities as such, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company or its subsidiaries, except that certain claims are excluded by the terms and conditions of the policy. The term "Loss" means damages, judgments, settlements and Defense Costs. The term "Defense Costs" means reasonable and necessary fees, costs and expenses consented to by the insurer resulting solely from the investigation, adjustment, defense and appeal of any claim against any director or officer, but excluding salaries of officers or employees of the Company or its subsidiaries.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

    The  following  documents  are  filed  as  Exhibits  to  this   Registration
Statement:

   EXHIBIT
   NUMBER                                               EXHIBIT                                              PAGE
- -------------  ------------------------------------------------------------------------------------------  ---------
     1.1       Form of Underwriting Agreement............................................................         (1)
     1.2       Form of Underwriter Warrant Agreement.....................................................         (1)
     3.1       Restated Certificate of Incorporation, as amended, of Registrant (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Registrant's Registration Statement on
                Form S-8 (File No. 2-84451) filed on July 31, 1990)......................................          *
     3.2       Certificate of Amendment of the Restated Certificate of Incorporation dated September 1,
                1992 (incorporated by reference to Exhibit 4(b)(2) to Amendment No. 3 to Registrant's
                Registration Statement on Form S-1 (File No. 33-48404) filed on September 3, 1992).......          *

   EXHIBIT
   NUMBER                                               EXHIBIT                                              PAGE
- -------------  ------------------------------------------------------------------------------------------  ---------
     3.3       Amended By-Laws of the Registrant (incorporated by reference to Exhibit 4(d)(2) to
                Registrant's Registration Statement on Form S-8 (File No. 33-60454) filed on April 1,
                1993)....................................................................................          *
     5.1       Opinion of Pitney, Hardin, Kipp & Szuch (legality opinion)................................
    10.1       1980 Deferred Compensation Agreement between the Registrant and certain executive officers
                (incorporated by reference to Exhibit 10.3 to Registrant's Registration Statement on Form
                S-1 File No. 2-70259 filed on December 16, 1980).........................................         (A)*
    10.2       1981 Incentive Stock Option Plan of Registrant, as amended and restated on January 12,
                1990 (incorporated by reference to Exhibit 4(c) to Amendment No. 1 to Registrant's
                Registration Statement on Form S-8 (File No. 2-84451) filed on July 31, 1990)............         (A)*
    10.3       1992 Stock Option Plan of Registrant (incorporated by reference to Exhibit 10(ai) to
                Amendment No. 3 to Registrant's Registration Statement on Form S-1 (File No. 33-48404)
                filed on September 3, 1992)..............................................................         (A)*
     10.4(a)   Amended and Restated Change in Control Agreements dated September 6, 1995 between
                Registrant and each of Myles M. Kranzler and Edward J. Klinsport and Change in Control
                Agreement dated September 6, 1995 between Registrant and Alan J. Eisenberg...............         (A)(1)
     10.4(b)   Change in Control Agreement dated October 23, 1991 between Registrant and James A. Eby
                (agreement will terminate December 31, 1996 pursuant to notice of termination delivered
                September 1995) (incorporated by reference to Exhibit 10(f) to Registrant's Annual Report
                on Form 10-K (File No. 0-7100) for the fiscal year ended October 31, 1991................         (A)*
     10.5      Employment Agreements dated as of March 26, 1992 between the Registrant and each of Myles
                M. Kranzler, James A. Eby, Edward J. Klinsport and Alan J. Eisenberg (incorporated by reference to Exhibit 28(b) through (e) to Registrant's Current Report on Form 8-K (File
                No. 0-7100) filed on April 10, 1992).....................................................         (A)*
     10.6      Amended Agreement dated July 28, 1992 between the Registrant and Alexander Adelson
                (incorporated by reference to Exhibit 10(ar) to the Registrant's Registration Statement
                on Amendment No. 3. to Form S-2 on Form S-1 (Registration No. 33-48404) filed on
                September 3, 1992).......................................................................         (A)*
     10.7      Amended Modification of Amended Agreement dated January 11, 1993 between the Registrant
                and Alexander M. Adelson (incorporated by reference to Exhibit   to the Registrant's
                Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31,
                1994)....................................................................................         (A)*
     10.8      Consulting Agreement dated March 1, 1994 between the Registrant and Bruce D. Cowen
                (incorporated by reference to Exhibit   to the Registrant's Annual Report on Form 10-K
                (File No. 0-7100) for the fiscal year ended October 31, 1994)............................         (A)*
     10.9      Option Agreement dated as of November 9, 1992 between the Registrant and Donald M. Daniels
                (incorporated by reference to Exhibit 10(as) to the Registrant's Annual Report on Form
                10-K (File No. 0-7100) for the fiscal year ended October 31, 1992).......................         (A)*

   EXHIBIT
   NUMBER                                               EXHIBIT                                              PAGE
- -------------  ------------------------------------------------------------------------------------------  ---------
    10.10      Option Agreement dated as of June 5, 1992 between the Registrant and Strategic Growth
                International, Inc. (incorporated by reference to Exhibit 10(at) to the Registrant's
                Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31,
                1992)....................................................................................          *
    10.11      Acquisition Agreement dated October 28, 1994 between the Registrant and CKR Partners,
                L.L.C. (incorporated by reference to Exhibit 2(a) to Registrant's Current Report on Form
                8-K (File No. 0-7100) dated November 11, 1994)...........................................          *
    10.12      Lease dated October 28, 1994 between the Registrant and CKR Partners, L.L.C. (incorporated by reference to Exhibit 2(b) to Registrant's Current Report on Form 8-K (File No. 0-7100)
                dated November 11, 1994).................................................................          *
    21.1       Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant's
                Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31,
                1995)....................................................................................          *
    23.1       Consent of Deloitte & Touche LLP..........................................................
    24.1       Power[s] of Attorney......................................................................

- ------------------------
(1) To be filed by amendment

(A) Management contract or compensatory plan or arrangement

 *  Incorporated by reference

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, State of New Jersey on June 19, 1996.

                             BASE TEN SYSTEMS, INC.

         By:                   *               By:       /S/ EDWARD J. KLINSPORT
  ------------------------------------       ------------------------------------
            Myles M. Kranzler                         Edward J. Klinsport
         CHIEF EXECUTIVE OFFICER                    CHIEF FINANCIAL OFFICER

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated on June 19, 1996.

                      SIGNATURE                                                 TITLE
- ------------------------------------------------------  ------------------------------------------------------

                          *
     -------------------------------------------        Chairman of the Board, President, Chief Executive
                  Myles M. Kranzler                      Officer and Director

                          *
     -------------------------------------------        Vice Chairman of the Board of Director
                    Bruce D. Cowen

               /s/ EDWARD J. KLINSPORT
     -------------------------------------------        President -- Government Technology Division, Executive
                 Edward J. Klinsport                     Vice President Chief Financial Officer and Director

                /s/ ALAN J. EISENBERG
     -------------------------------------------        President -- Medical Technology Division, Vice
                  Alan J. Eisenberg                      President and Director

                          *
     -------------------------------------------        Director
                 Alexander M. Adelson

     -------------------------------------------        Director
                    Alan S. Poole

                /s/ SUSAN M. KLINSPORT
     -------------------------------------------        Chief Accounting Officer
                  Susan M. Klinsport

    *By:      /s/ EDWARD J. KLINSPORT
  ------------------------------------
           Edward J. Klinsport
            ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                                               EXHIBIT                                              PAGE
- -------------  ------------------------------------------------------------------------------------------  ---------
     1.1       Form of Underwriting Agreement............................................................         (1)
     1.2       Form of Warrant Agreement.................................................................         (1)
     3.1       Restated Certificate of Incorporation, as amended, of Registrant (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to Registrant's Registration Statement on
                Form S-8 (File No. 2-84451) filed on July 31, 1990)......................................          *
     3.2       Certificate of Amendment of the Restated Certificate of Incorporation dated September 1,
                1992 (incorporated by reference to Exhibit 4(b)(2) to Amendment No. 3 to Registrant's
                Registration Statement on Form S-1 (File No. 33-48404) filed on September 3, 1992).......          *
     3.3       Amended By-Laws of the Registrant (incorporated by reference to Exhibit 4(d)(2) to
                Registrant's Registration Statement on Form S-8 (File No. 33-60454) filed on April 1,
                1993)....................................................................................          *
     5.1       Opinion of Pitney, Hardin, Kipp & Szuch (legality opinion)................................
    10.1       1980 Deferred Compensation Agreement between the Registrant and certain executive officers
                (incorporated by reference to Exhibit 10.3 to Registrant's Registration Statement on Form
                S-1 File No. 2-70259 filed on December 16, 1980).........................................         (A)*
    10.2       1981 Incentive Stock Option Plan of Registrant, as amended and restated on January 12,
                1990 (incorporated by reference to Exhibit 4(c) to Amendment No. 1 to Registrant's
                Registration Statement on Form S-8 (File No. 2-84451) filed on July 31, 1990)............         (A)*
    10.3       1992 Stock Option Plan of Registrant (incorporated by reference to Exhibit 10(ai) to
                Amendment No. 3 to Registrant's Registration Statement on Form S-1 (File No. 33-48404)
                filed on September 3, 1992)..............................................................         (A)*
     10.4(a)   Amended and Restated Change in Control Agreements dated September 6, 1995 between
                Registrant and each of Myles M. Kranzler and Edward J. Klinsport and Change in Control
                Agreement dated September 6, 1995 between Registrant and Alan J. Eisenberg...............         (A)(1)
     10.4(b)   Change in Control Agreement dated October 23, 1991 between Registrant and James A. Eby
                (agreement will terminate December 31, 1996 pursuant to notice of termination delivered
                September 1995) (incorporated by reference to Exhibit 10(f) to Registrant's Annual Report
                on Form 10-K (File No. 0-7100) for the fiscal year ended October 31, 1991................         (A)*
     10.5      Employment Agreements dated as of March 26, 1992 between the Registrant and each of Myles
                M. Kranzler, James A. Eby, Edward J. Klinsport and Alan J. Eisenberg (incorporated by reference to Exhibit 28(b) through (e) to Registrant's Current Report on Form 8-K (File
                No. 0-7100) filed on April 10, 1992).....................................................         (A)*
     10.6      Amended Agreement dated July 28, 1992 between the Registrant and Alexander Adelson
                (incorporated by reference to Exhibit 10(ar) to the Registrant's Registration Statement
                on Amendment No. 3. to Form S-2 on Form S-1 (Registration No. 33-48404) filed on
                September 3, 1992).......................................................................         (A)*
     10.7      Amended Modification of Amended Agreement dated January 11, 1993 between the Registrant
                and Alexander M. Adelson (incorporated by reference to Exhibit   to the Registrant's
                Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31,
                1994)....................................................................................         (A)*

   EXHIBIT
   NUMBER                                               EXHIBIT                                              PAGE
- -------------  ------------------------------------------------------------------------------------------  ---------
    10.8       Consulting Agreement dated March 1, 1994 between the Registrant and Bruce D. Cowen
                (incorporated by reference to Exhibit   to the Registrant's Annual Report on Form 10-K
                (File No. 0-7100) for the fiscal year ended October 31, 1994)............................         (A)*
    10.9       Option Agreement dated as of November 9, 1992 between the Registrant and Donald M. Daniels
                (incorporated by reference to Exhibit 10(as) to the Registrant's Annual Report on Form
                10-K (File No. 0-7100) for the fiscal year ended October 31, 1992).......................         (A)*
    10.10      Option Agreement dated as of June 5, 1992 between the Registrant and Strategic Growth
                International, Inc. (incorporated by reference to Exhibit 10(at) to the Registrant's
                Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31,
                1992)....................................................................................          *
    10.11      Acquisition Agreement dated October 28, 1994 between the Registrant and CKR Partners,
                L.L.C. (incorporated by reference to Exhibit 2(a) to Registrant's Current Report on Form
                8-K (File No. 0-7100) dated November 11, 1994)...........................................          *
    10.12      Lease dated October 28, 1994 between the Registrant and CKR Partners, L.L.C. (incorporated by reference to Exhibit 2(b) to Registrant's Current Report on Form 8-K (File No. 0-7100)
                dated November 11, 1994).................................................................          *
    21.1       Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant's
                Annual Report on Form 10-K (File No. 0-7100) for the fiscal year ended October 31,
                1995)....................................................................................          *
    23.1       Consent of Deloitte & Touche LLP..........................................................
    24.1       Power[s] of Attorney......................................................................

- ------------------------
(1) To be filed by amendment

(A) Management contract or compensatory plan or arrangement

 *  Incorporated by reference